EXHIBIT 10.1

$110,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 14, 2008

among

Tekni-Plex, Inc.

as Borrower

and

The Lenders and Issuers Party Hereto

and

Citicorp USA, Inc.

as Administrative Agent

and

General Electric Capital Corporation

as Syndication Agent

* * *

Citigroup Global Markets Inc.

as Sole Book Manager and Sole Lead Arranger

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-0119

Second Amended and Restated Credit Agreement, dated as of November 14, 2008, among Tekni-Plex, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined below), the Issuers (as defined below), Citicorp USA, Inc. (“Citi”), as agent for the Lenders and the Issuers (in such capacity and as agent for the Secured Parties under the Collateral Documents, the “Administrative Agent”), and General Electric Capital Corporation (“GECC”), as syndication agent (in such capacity, the “Syndication Agent”).

W I T N E S S E T H:

Whereas, the Borrower entered into the Credit Agreement, dated as of June 10, 2005 (as amended, modified or otherwise supplemented, the “Original Credit Agreement”), with the lenders, issuers and agents party thereto;

Whereas, in connection with a reorganization of its capital structure the Borrower amended and restated the Original Credit Agreement to extend and increase the revolving loan commitments in the form of that certain Amended and Restated Credit Agreement, dated as of February 14, 2008 (as amended, modified or otherwise supplemented, the “Existing Credit Agreement”);

Whereas, in connection with its ongoing restructuring, the Borrower has requested that the Lenders permit OCM Tekni-Plex Holdings II, L.P. (“Oaktree”), an affiliate of the Borrower, to make a $15,000,000 term loan to the Borrower secured by a separate Lien junior in priority to the Lien granted to the Administrative Agent for the benefit of the Lenders and Issuers on the Collateral (as defined below) but prior to the liens of each of the New Senior Secured Note Collateral Agent (as defined in the Collateral Access Agreement defined below) and the Existing Collateral Agent (as defined in the Collateral Access Agreement defined below);

Whereas, the “Revolving Loans” provided for in the Existing Credit Agreement shall be deemed, on the Effective Date, to be Revolving Loans (as defined below) provided under this Agreement;

Whereas, simultaneously with the execution of this Agreement, the Borrower has represented to the Existing Lenders that Oaktree will make a $25,700,000 non-amortizing term loan to Tekni-Plex Europe N.V. (“Tekni Europe”), a Foreign Subsidiary (as defined below) of the Borrower, the proceeds of which Tekni Europe will transfer as soon as practicable to the Borrower by means of a dividend, an intercompany loan or a combination thereof;

Whereas, the Lenders and Issuers have agreed to extend the commitments in respect of the revolving credit facility under the Existing Credit Agreement and to otherwise amend and restate the terms of the Existing Credit Agreement and roll over the loans outstanding thereunder, in each case upon the terms and subject to the other conditions set forth herein;

Whereas, the Guarantors are willing to continue to guaranty all of the Obligations (as defined below) of the Borrower, and the Borrower and the other Loan Parties are willing to continue to secure all of their respective obligations under the Loan Documents (as defined below) by granting to the Administrative Agent, for its benefit and the benefit of the Lenders and Issuers, a first priority security interest in and lien upon substantially all of the Collateral (as defined below); and

Whereas, (a) this Agreement, on the terms and subject to the conditions set forth herein, shall amend and restate the Existing Credit Agreement in its entirety as of the Effective Date, (b) this Agreement shall not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any of such obligations and liabilities and (c) from and after the Effective Date, the Existing Credit Agreement shall be of no further force or effect, except to evidence the Obligations incurred, the representations and warranties made and the actions or omissions performed or required to be performed thereunder prior to the Effective Date;

Now, Therefore, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions, Interpretation and Accounting Terms

Section 1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” has the meaning given to such term in the UCC.

“Account Debtor” has the meaning given to such term in the UCC.

“Accounting Investigation” means the internal investigation initiated by the Borrower on June 12, 2008 with respect to alleged irregularities in the accounting of inventory and accounts receivables of certain Subsidiaries of the Borrower that may have occurred during accounting periods taking place prior to December 29, 2007.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Affiliate” has the meaning specified in Section 8.3(c) (Posting of Approved Electronic Communications).

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“Agents” means the Administrative Agent and the Syndication Agent.

“Agreement” means this Second Amended and Restated Credit Agreement.

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means (a) with respect to Tranche A Loans, (i) during the period commencing on the Effective Date and ending on the first day of the first month following the delivery of the unaudited June 30, 2009 financial statements to be delivered pursuant to Section 5.1(b) (Information), (A) for Tranche A Loans maintained as Base Rate Loans (which, for the avoidance of doubt, shall include all Swing Loans), a rate equal to 3.50% per annum and (B) for Tranche A Loans maintained as Eurodollar Rate Loans, a rate equal to 4.50% per annum and (ii) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable amount of Consolidated EBITDA (determined on the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 5.1(a) or (b) (Information) for the 12 month period ending on such day) set forth below:

Consolidated EBITDA	Base Rate Loans	Eurodollar Rate Loans
Greater than or equal to $100,000,000	2.50%	3.50%
Less than $100,000,000 and equal to or greater than $70,000,000	3.50%	4.50%
Less than $70,000,000	4.50%	5.50%

and (b) with respect to Tranche A-1 Loans, a rate that is, at all times, 1.00% higher than the rate that would be applicable if such Tranche A-1 Loan were made as a Tranche A Loan; provided, however that during the Financial Statement Delay Period, for purposes of this sentence, the requirement to deliver audited annual financial statements pursuant to Section 5.1(a) (Information) shall be deemed satisfied by the Borrower’s delivery of unaudited annual financial statements of the type described in Section 5.1(a) (Information) certified to by the Borrower in the manner specified in Section 5.1(b)(i) (Information). Changes in the Applicable Margin resulting from a change in the amount of Consolidated EBITDA on the last day of any subsequent Fiscal Quarter shall become effective as to all Loans on the first day of the first month following delivery by the Borrower to the Administrative Agent of the Rate Change Notice described in Section 5.1(p) (Information); provided that such Rate Change Notice is received by the Administrative Agent no later than 3:00 p.m. (New York time) at least one (1) Business Day prior to the first day of such calendar month. Such Applicable Margin shall remain effective until the next such date on which the Applicable Margin is subject to change following the delivery of (or failure to deliver) a Rate Change Notice showing an increase or decrease in Consolidated EBITDA which requires such change (any such date on which the Applicable Margin is subject to change being a “Rate Change Date”); provided that failure to timely deliver a Rate Change Notice shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margin to the highest applicable rate set forth above until the first day of the first calendar month following the delivery of such Rate Change Notice demonstrating that such an increase is not required. If an Event of Default shall have occurred and be continuing at the time any reduction in the Applicable Margin is to become effective, such reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is cured

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or waived in accordance with Section 7.4 (Rescission). In the event that any Rate Change Notice or Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Revolving Credit Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher “Applicable Margin” for any period (an “Applicable Period”) than the “Applicable Margin”, applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the “Applicable Margin” shall be determined as if the highest rate set forth above were applicable for such Applicable Period and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased “Applicable Margin” for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

“Applicable Period” has the meaning specified in the definition of “Applicable Margin”.

“Appraisal” means each appraisal that is conducted after the Effective Date pursuant to Section 5.1(n) (Borrowing Base Determination) for purpose of determining the Borrowing Base, in form and substance satisfactory to the Agents and performed by an appraiser that is satisfactory to the Agents.

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Letter of Credit Request, Swing Loan Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.8 (Optional Prepayments) and Section 2.9 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions to Loans and Letters of Credit) or Section 2.4(a) (Letters of Credit) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 8.3(a) (Posting of Approved Electronic Communications).

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“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) selected or approved by the Administrative Agent.

“Arranger” means Citigroup Global Markets Inc., in its capacity as sole lead arranger and sole book manager.

“Asset Sale” has the meaning specified in Section 6.4 (Sales of Assets).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Availability Reserve” means, as of two Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent, such amounts as the Administrative Agent may from time to time establish against the Tranche A Facility, in the Administrative Agent’s sole discretion exercised reasonably and in accordance with its customary business practices for its comparable asset based transactions.

“Backstop Facility” means an agreement entered into by and between the Borrower and a party satisfactory to the Administrative Agent on the terms and conditions to be agreed among the Borrower and the Lenders in the Consent Fee Letter.

“Bailee’s Letter” means a letter, substantially in the form of Exhibit N (Form of Bailee’s Letter), or otherwise in form and substance reasonably acceptable to the Administrative Agent, and executed by any Person (other than the Borrower) that is in possession of Inventory on behalf of a Loan Party pursuant to which such Person acknowledges, among other things, the Administrative Agent’s Lien with respect thereto.

“Bankruptcy Code” means Title 11, United States Code.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a)        the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)       the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve

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Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. Dollar non-personal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

(c)	0.5% per annum plus the Federal Funds Rate.

“Base Rate Loan” means any Swing Loan or any other Loan during any period in which it bears interest based on the Base Rate.

“Blockage Notice” means a “Blockage Notice”, “Notice of Exclusive Control” or similar term specified in each Deposit Account Control Agreement.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower’s Accountants” means an independent nationally-recognized public accounting firm acceptable to the Administrative Agent.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments.

“Borrowing Base” means, collectively, the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base, including, without duplication, any cash pledged by the Borrower and deposited in a Cash Collateral Account in respect of a Defaulting Lender as required pursuant to Sections 2.2(d), 2.3(d) and 2.4(g) of this Agreement for so long as such cash remains pledged and so deposited.

“Borrowing Base Certificate” means a certificate of the Loan Parties substantially in the form of Exhibit J-I (Form of Tranche A Borrowing Base Certificate) or Exhibit J-II (Form of Tranche A-1 Borrowing Base Certificate), as applicable.

“Borrowing Base Reserve” means $10,000,000.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“Canadian Tax Liabilities” means tax returns, and related tax liabilities of Colorite Plastics Canada Ltd. for the 1997 – 2007 taxation years required to be filed under the Income Tax Act (Canada), the Corporations Tax Act (Ontario) and any provincial or local tax statute applicable to Colorite Plastics Canada Ltd.

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“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated statement of cash flows of such Person and its Subsidiaries in accordance with GAAP.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capital Leases.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion, (c) in the name of the Administrative Agent (although such account may also have words referring to the Borrower and the account’s purpose), (d) under the control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Dominion Period” means (a) the period beginning on the Existing Credit Agreement Effective Date and ending on the date on which all of the following conditions have been satisfied to the satisfaction of the Administrative Agent, in its sole discretion: (i) the delivery by the Borrower of a satisfactory business plan as contemplated by Section 3.1(i) (Business Plan), (ii) the Collateral Availability shall have been greater than $25,000,000 for more than 30 consecutive days and (iii) the Accounting Investigation has been completed and, unless the Borrower is no longer registered with the SEC, all delinquent SEC filings have been made and (b) thereafter, each period beginning on the first Business Day on which the Collateral Availability is equal to or less than $25,000,000 and ending on the first Business Day on which the Collateral Availability is greater than $25,000,000 for more than 30 consecutive days.

“Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A” by S&P or “A-2” by Moody’s, (c) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s, (d) marketable direct obligations issued by the District of Columbia or any State of the United States or any political subdivision of any such State or any public instrumentality thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (e) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b), (c) and (d) above, (ii) has net assets in excess of $500,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s,

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and (f) in the case of Investments by Foreign Subsidiaries, other short-term investments in accordance with normal investment practices for cash management of a type analogous to the foregoing; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b), (c), (d), (e) and (f) above shall not exceed one year.

“Cash Management Document” means any certificate, agreement or other document executed by any Loan Party in respect of the Cash Management Obligations of any Loan Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Change of Control” means the occurrence of any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 35% or more of the issued and outstanding Voting Stock of the Borrower, (b) during any period of twelve consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office or (c) a “Change of Control”, or like event, as defined in the New Senior Secured Note Indenture or the Existing Senior Secured Note Indenture.

“Citibank” means Citibank, N.A., a national banking association.

“Citi” has the meaning specified in the preamble to this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as currently amended.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Access Agreement” means that certain Amended and Restated Access, Use and Intercreditor Agreement, dated as of the Effective Date, executed by the Loan Parties, the New Senior Secured Note Trustee, the Collateral Agent (as defined in the New Senior Secured Note Indenture as in effect on the Effective Date), the Existing Senior Secured Note Trustee and the Collateral Agent (as defined in the Senior Secured Note Indenture as in effect on the Effective Date) and the Junior Lien Administrative Agent and attached as Exhibit P (Collateral Access Agreement).

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“Collateral Availability” means, at any time, the amount by which the Borrowing Base then in effect exceeds the sum of (a) the Revolving Credit Outstandings at such time and (b) any Availability Reserve in effect at such time.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Reaffirmation Agreement and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

“Commodity Account” has the meaning given to such term in the UCC.

“Consent Fee Letter” means that certain Backstop and Consent Fee Letter, dated as of the Effective Date, by and among the Borrower, the Administrative Agent and the Lenders party to this Agreement on the Effective Date.

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Capital Expenditures” means, for any period, the amount of Capital Expenditures made during such period by the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis.

“Consolidated EBITDA” means, for any period, Consolidated Net Income (excluding any non-cash write-up of the value of assets) for such period (a) plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation, amortization and other similar non-cash charges (including, without limitation, non-cash fixed asset impairment charges and non-cash impairment charges in respect of goodwill and other intangible assets), (iv) fees and expenses incurred in connection with the negotiation and entry into of this Agreement, (v) costs, fees and expenses (including professional fees, but excluding those referred to in clause (vii) below) incurred in connection with restructuring the business operations of the Borrower and its Subsidiaries (x) incurred during the three Fiscal Quarters ended on June 30, 2008 and (y) as contemplated by the business plan provided to the Administrative Agent under Section 3.1(i) (Business Plan) in an amount not to exceed $27,000,000 for Fiscal Year 2009 and $30,000,000 in the aggregate since the Effective Date, (vi) any non-cash loss arising from any sale of assets outside of the ordinary course of business that is permitted under this Agreement, (vii) fees and expenses of AP Services LLC and AlixPartners LLP for the period beginning on May 12, 2008 through and including June 30, 2009, (viii) any extraordinary loss, (ix) fees and expenses related to the Accounting Investigation, in an amount not to exceed $8,000,000 for Fiscal Year 2009 and $10,000,000 in the aggregate since the Effective Date; provided that such amounts shall be increased to $10,000,000 and $12,000,000, respectively, to permit fees and expenses incurred in connection with a Restatement and (x) for the period ended March 31, 2009 only, a one-time add back to Consolidated Net Income in an amount not to exceed $700,000 to reflect investigation fees previously accrued and (b) minus the amount of any non-cash gains not otherwise excluded from Consolidated Net Income. For purposes of determining Consolidated EBITDA for any Test Period during which a Permitted Acquisition has been made, Consolidated EBITDA shall be increased for any Fiscal Quarter which began prior to such Permitted Acquisition and which is included in such Test Period by the amount of Consolidated EBITDA which the Borrower (with the consent of the Agents, such consent not to be unreasonably withheld or delayed) shall determine would have been attributable to the acquired assets for the

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Fiscal Quarter most recently ended on or prior to the date of such Permitted Acquisition, it being agreed that for the Fiscal Quarter in which the Permitted Acquisition has occurred, such increase shall be prorated to reflect only the days during such Fiscal Quarter prior to the consummation of such Permitted Acquisition.

“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, for such period (including, without limitation, accretion in respect of, and accrual of dividends on, preferred stock).

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period, adjusted to exclude the effect of any extraordinary or other non-recurring gain (but not loss).

Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Debt Issuance” means the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of “Indebtedness” by the Borrower or any of its Subsidiaries (other than any such Indebtedness permitted under Section 6.2 (Limitation on Indebtedness)).

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Ratable Portion of the Revolving Credit Outstandings (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Defaulting Lender” means any Lender (i) in respect of which any proceeding shall be instituted by or against such Lender or any Subsidiary of such Lender seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or

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composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property or (ii) that fails to make any Revolving Loan or any payment required to be made by it, including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations on the date upon which such Revolving Loan or payment was required to be made under the terms of this Agreement.

“Defaulted Loan” means (i) any Revolving Loan required to be funded in accordance with the terms of this Agreement with respect to which a Defaulting Lender has failed to advance its Ratable Portion or (ii) a Defaulting Lender’s portion of any payment required to be made by it in accordance with the terms of this Agreement in respect of unreimbursed payments under Section 2.3(e) (Swing Loans) and Section 2.4(h) (Letters of Credit).

“De Minimis Subsidiary” means any Subsidiary of the Borrower that (i) holds no capital stock of any other Subsidiary that is not a De Minimis Subsidiary, (ii) the fair market value of all assets held by such Subsidiary (including, without limitation, its Subsidiaries) is less than $500,000 and (iii) the net income for such Subsidiary and all of its Subsidiaries for the last 12 months then ended is less than $500,000.

“Deposit Account” has the meaning given to such term in the UCC.

“Deposit Account Bank” means a financial institution selected or approved by the Administrative Agent, including, as of the Effective Date, Bank of America, N.A (including LaSalle Bank), Fleet National Bank, Wachovia Bank and Citibank, N.A.

“Deposit Account Control Agreement” means an agreement, substantially in the form of Exhibit K (Form of Deposit Account Control Agreement), or otherwise in form and substance reasonably acceptable to the Administrative Agent, executed by the applicable Loan Party, the Administrative Agent and the applicable Deposit Account Bank.

“Deregistration Note Amendment” means the amendment of each of the Existing Senior Secured Note Indenture and the New Senior Secured Note Indenture, in each case to (i) modify the financial reporting covenant to permit the Borrower (as “issuer” thereunder) to deliver financial information to noteholders instead of quarterly and annual reports on Form 10-Q and Form 10-K in compliance with the Exchange Act and (ii) de-register with the SEC.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or any of its Subsidiaries in the ordinary course of its business.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent in its sole discretion.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

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“Domestic Joint Venture” means any Joint Venture existing under the laws of the United States or any state thereof.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

“Effective Date” has the meaning specified in Section 3.1 (Conditions Precedent to Effectiveness).

“Effective Date Commitment Fee” has the meaning specified in Section 2.12(b) (Effective Date Commitment Fee).

“Eligibility Reserves” means, effective as of two Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent, such amounts as the Administrative Agent, in its sole discretion exercised reasonably and in accordance with its customary business practices for its comparable asset based transactions may from time to time establish against the gross amounts of Eligible Receivables and Eligible Inventory to reflect risks or contingencies arising after the Effective Date that may affect any one or more class of such items and that have not already been taken into account in the calculation of the Tranche A Borrowing Base or Tranche A-1 Borrowing Base, as applicable. For the avoidance of doubt, any Eligibility Reserves established following the Initial Closing Date and prior to the Effective Date shall remain in place following the Effective Date until released by the Administrative Agent.

“Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender or (b) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, each Issuer and (iii) unless an Event of Default shall have occurred and be continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Affiliate or Subsidiary of the Borrower.

“Eligible Finished Goods” means the Eligible Inventory of any Loan Party that is classified, consistent with past practice, on such Loan Party’s accounting system as “finished goods.”

“Eligible In-Transit Inventory” means the Eligible Inventory of any Loan Party (i) that is in transit within the United States or (ii) that constitutes Qualified Goods at Sea; provided that the portions of the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base attributable to Qualified Goods at Sea shall at no time exceed $5,000,000 in the aggregate.

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“Eligible Inventory” means the raw materials, work in process, supplies/packaging and finished goods Inventory of any Loan Party (other than any such Inventory that has been consigned by such Loan Party), (a) that is owned solely by such Loan Party, (b) with respect to which the Administrative Agent has a valid, perfected and enforceable first-priority Lien, (c) with respect to which no representation or warranty contained in any Loan Document has been breached, (d) that is not, in the Administrative Agent’s sole discretion exercised reasonably and in accordance with its customary business practices for its comparable asset based transactions, obsolete or unmerchantable, (e) with respect to which (in respect of any such Inventory labeled with a brand name or trademark and sold by such Loan Party pursuant to a trademark owned by such Loan Party or a license granted to such Loan Party) the Administrative Agent would have rights under such trademark or license pursuant to the Security Agreement or other agreement satisfactory to the Administrative Agent to sell such Inventory in connection with a liquidation thereof and (f) that the Administrative Agent deems to be Eligible Inventory based on such credit and collateral considerations as the Administrative Agent may, in its sole discretion exercised reasonably and in accordance with its customary practices for its similar asset-based financings, deem appropriate. No Inventory of any Loan Party shall be Eligible Inventory if such Inventory consists of (i) goods returned or rejected by customers other than goods that are undamaged or are resalable in the normal course of business, (ii) goods to be returned to suppliers, (iii) goods in transit (other than Eligible In-Transit Inventory), (iv) hazardous materials or goods that require a Permit to be sold or transferred, (v) goods that are not covered by casualty insurance, (vi) goods located, stored, used or held at the premises of a third party unless (A)(1) the Administrative Agent shall have received a Landlord Waiver or Bailee’s Letter or (2) in the case of Inventory located at a leased premises, an Eligibility Reserve satisfactory to the Administrative Agent shall have been established with respect to any past due lease or rent amounts based on stated vendor terms and (B) an appropriate UCC-1 financing statement shall have been executed and properly filed, (vii) manufacturing supplies, any unfinished goods (other than Eligible Raw Materials or Eligible Work in Process), replacement parts, open containers or any subassemblies of component parts, dyes, casts, operating supplies and samples, (viii) Inventory not sold in the ordinary course of business of such Loan Party, including, without limitation, engineering stores, miscellaneous supplies, packaging or shipping materials, cartons, repair parts, fuel, labels, miscellaneous spare parts, samples, prototypes, and displays and display items (other than Eligible Supplies/Packaging) and (ix) Inventory classified by such Loan Party as “shipped but not billed”. Without limiting the foregoing, Inventory consisting of raw materials, finished goods, work in process and supplies and packaging and Inventory acquired in connection with a Permitted Acquisition shall not be deemed Eligible Inventory until the Agents shall have (x) completed a due diligence investigation of such Inventory and (y) received an Appraisal of such Inventory, in each case, with results reasonably satisfactory to them. Any Availability Reserve shall be modified to reflect (a) the relative increase since the last appraisal in slow moving, obsolete and lower-of-cost-or-market (LCM) reserves as reflected on the books of the Borrower as a percentage of gross book value of Inventory; such relative increase will be recorded as an ineligible against Inventory and (b) the relative decrease that results from a portion or all of a relative increase being reversed in subsequent periods prior to the next appraisal; such relative decrease will adjust the reserve on the borrowing base.

“Eligible Raw Materials” means the Eligible Inventory of any Loan Party that is classified, consistent with past practice, on such Loan Party’s accounting system as “raw materials”.

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“Eligible Receivable” means the gross outstanding balance (less any unapplied cash) of each Account of any Loan Party arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by such Loan Party to a Person that is not an Affiliate of such Loan Party and in which the Administrative Agent has a fully perfected first priority Lien; provided, however, that an Account shall not be an “Eligible Receivable” if any of the following shall be true:

(a)        such Account is more than (i) 60 days past due according to the original terms of sale or (ii) 90 days (or, with respect to any Account classified by such Loan Party as an “extended term receivable”, 180 days) past the original invoice date thereof; or

(b)       any warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct with respect to such Account; or

(c)        the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to such Loan Party but only to the extent of such dispute or claim; or

(d)       the Account Debtor on such Account has (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (iv) has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

(e)        the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of such Loan Party unless such supplier or creditor has executed a no offset letter satisfactory to the Administrative Agent, in its sole discretion; provided, however, that if the Account Debtor on such Account is a creditor, such Account shall be ineligible pursuant to this clause (e) only to the extent of all outstanding accounts payable or other amounts owing to such Account Debtor; or

(f)        the sale represented by such Account is to an Account Debtor located outside the United States or Canada, unless the sale is on letter of credit or acceptance terms acceptable to the Administrative Agent, in its sole discretion and (i) such letter of credit names the Administrative Agent as beneficiary for the benefit of the Secured Parties or (ii) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Administrative Agent; or

(g)       the sale to such Account Debtor on such Account is on a bill on hold, cash on delivery, guaranteed sale, sale and return, sale on approval or consignment basis; or

(h)       such Account is subject to a Lien in favor of any Person other than the Administrative Agent for the benefit of the Secured Parties, the New Senior Secured Note Trustee and the Existing Senior Secured Note Trustee; or

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(i)        such Account is subject to any deduction, offset, counterclaim, return privilege, rebate reserves or other conditions other than volume sales discounts given in the ordinary course of such Loan Party’s business; provided, however, that such Account shall be ineligible pursuant to this clause (i) only to the extent of such deduction, offset, counterclaim, return privilege, rebate reserves or other condition; or

(j)        the Account Debtor on such Account is located in any State of the United States requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless the holder of such Account has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State, except to the extent such Loan Party may subsequently receive such certificate of authority to do business, be in good standing or file such notice in such State and gain access to such courts, without incurring any cost or penalty reasonably viewed by the Administrative Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account; or

(k)       the Account Debtor on such Account is a Governmental Authority, unless such Loan Party has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(l)        50% or more of the outstanding Accounts of the Account Debtor have become ineligible in accordance with clauses (a), (b) or (c) above; or

(m)      the sale represented by such Account is denominated in a currency other than Dollars; or

(n)       such Account is not evidenced by an invoice or other writing in form acceptable to the Administrative Agent, in its sole discretion exercised reasonably and in accordance with its customary business practices for its comparable asset based transactions; or

(o)       such Loan Party, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(p)       the total Accounts of such Account Debtor to the Loan Parties represent more than 20% of the Eligible Receivables of the Loan Parties, individually or in the aggregate, at such time, but only to the extent of such excess; or

(q)       the sale, invoice, or increase to Accounts is a debit memo or charge back; or

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(r)        with respect to any Account classified by such Loan Party as an “extended term receivable”, as of any date, such Account is due more than 90 days from such date; or

(s)        such Account is acquired in connection with a Permitted Acquisition, unless the Agents shall have completed a due diligence investigation of such Accounts and the owner thereof, with results reasonably satisfactory to them; or

(t)        the Administrative Agent, in accordance with its customary criteria, determines, in its sole discretion exercised reasonably and in accordance with its customary business practices for its comparable asset based transactions, that such Account might not be paid or is otherwise ineligible.

“Eligible Supplies/Packaging” means Eligible Inventory of any Loan Party that is classified, consistent with past practice on such Loan Party’s accounting system as “supplies/packaging”.

“Eligible Work in Process” means the Eligible Inventory of any Loan Party that is classified, consistent with past practice, on such Loan Party’s accounting system as “work in process”, to the extent that such “work in process” is in saleable form on an as-is basis, as determined by the Administrative Agent in its sole discretion.

“Entitlement Holder” has the meaning given to such term in the UCC.

“Entitlement Order” has the meaning given to such term in the UCC.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws (including common law), judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, natural resources, or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean up or other remediation thereof.

“Environmental Liabilities” means all liabilities in connection with or relating to the business, assets presently or previously owned, leased or operated, activities (including, without limitation, off-site disposal) or operations of the Borrower and each Subsidiary, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by Environmental Laws.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equity Issuance” means the issue or sale of any Stock of the Borrower or any Subsidiary of the Borrower by the Borrower or any Subsidiary of the Borrower to any Person other than the Borrower or any Subsidiary of the Borrower.

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“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event as described in Section 4043(b) or 4043(c) of ERISA with respect to a Title IV Plan (other than an event for which the 30-day notice period is waived by the regulations promulgated under such section 4043 (b)) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or by the PBGC, or the termination of a Multiemployer Plan (g) the failure to make by its due date any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Borrower or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“ERISA Group” means the Borrower and any of its Subsidiaries and ERISA Affiliates.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate of interest determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London to major banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Eurodollar Rate Loan for a period equal to such Interest Period.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the

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maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

“Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

“European Intercompany Loan” means the intercompany loan in an aggregate principal amount not less than $25,700,000 (or its equivalent in Euros) between Tekni Europe and the Borrower, pursuant to which the proceeds of the European Term Loan are transferred to the Borrower.

“European Intercompany Loan Documents” means any and all documentation entered into by the Borrower and its Subsidiaries in order to effect the European Intercompany Loan, the terms of which shall provide that such intercompany loan (x) is subordinated to the Secured Obligations and (y) provide that no Loan Party shall be required or permitted to pay cash interest prior to the payment in full of the Secured Obligations.

“European Term Loan” means the non-amortizing term loan made on or prior to the Effective Date by OCM Luxembourg Tekni-Plex Holding S.a.r.l. to Tekni Europe, in an aggregate principal amount of $33,500,000 (or its equivalent in Euros).

“European Term Loan Documents” means any and all documentation entered into by the Borrower and its Subsidiaries in order to effect the European Term Loan the terms of which shall provide that no Loan Party shall be required or permitted to make payments with respect to such European Term Loan unless and to the extent such Loan Party has complied with Section 6.10(h) (Limitation on Voluntary Payments Under and Modifications to Certain Documents).

“Event of Default” has the meaning specified in Section 7.1 (Events of Default).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Existing Credit Agreement Effective Date” means February 14, 2008, the date on which the Existing Credit Agreement became effective in accordance with its terms.

“Existing Senior Secured Note Documents” means the Existing Senior Secured Note Indenture, the Existing Senior Secured Notes and the Existing Senior Secured Security Documents.

“Existing Senior Secured Note Indenture” means that certain Indenture, dated as of November 21, 2003, among the Borrower, each of the guarantors party thereto and the Existing Senior Secured Note Trustee, as amended by the Waiver in respect thereof dated as of February 15, 2008.

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“Existing Senior Secured Note Trustee” means HSBC Bank USA, as trustee under the Existing Senior Secured Note Indenture.

“Existing Senior Secured Security Documents” means security documents that create a second priority Lien on the assets of the Borrower and its Subsidiaries to secure the obligations under the Existing Senior Secured Notes and the other Existing Senior Secured Note Documents.

“Existing Senior Secured Notes” means the Borrower’s 8 3/4% Senior Secured Notes due 2013, issued pursuant to the Existing Senior Secured Note Indenture, including exchange notes issued pursuant to the terms of the Existing Senior Secured Note Indenture.

“Existing Subordinated Note Documents” means the Existing Subordinated Note Indenture and the Existing Subordinated Notes.

“Existing Subordinated Note Indenture” means that certain Indenture, dated as of June 21, 2000, between the Borrower, as issuer, and HSBC Bank USA, as trustee, as amended by the Supplemental Indenture thereto dated as of May 6, 2002, the Second Supplemental Indenture thereto dated as of August 22, 2002, the Third Supplemental Indenture thereto dated as of April 25, 2005 and the Fourth Supplemental Indenture thereto dated as of February 14, 2008.

“Existing Subordinated Notes” means the Borrower’s 12¾% Senior Subordinated Notes due 2010, issued in accordance with the terms of the Existing Subordinated Note Indenture, including exchange notes issued pursuant to the terms of the Existing Subordinated Note Indenture.

“Facility” means either the Tranche A Facility or the Tranche A-1 Facility, as applicable.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means that certain Amended and Restated Fee Letter dated as of the Effective Date, addressed to the Borrower from Citigroup Global Markets Inc. and Citi and accepted by the Borrower on the Effective Date, with respect to certain fees to be paid from time to time to the Administrative Agent.

“Financial Asset” has the meaning given to such term in the UCC.

“Financial Covenants” means the financial covenants set forth in Section 6.16 (Capital Expenditures), Section 6.17 (Minimum Consolidated EBITDA), Section 6.18 (Minimum Collateral Availability) and, until December 31, 2008, Section 6.19 (Maximum Revolving Credit Outstandings).

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“Financial Statements” means the financial statements of the Borrower and its Subsidiaries (i) referred to in Section 4.4 (Financial Information) and (ii) delivered in accordance with Section 5.1 (Information).

“Financial Statement Delay Default” means a default under (i) Sections 4.03(a) and 4.04 of the Existing Senior Secured Notes, or (ii) Sections 4.03(a) and 4.04 of the New Senior Secured Notes.

“Financial Statement Delay Period” means the period from the Effective Date through and including December 31, 2009.

“Fiscal Quarter” means each of the three month periods ending on or around March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve month period ending on or around June 30 of each year.

“Foreign Joint Venture” means any Joint Venture of the Borrower and/or its Subsidiaries other than a Domestic Joint Venture.

“Foreign Subsidiary” means any Subsidiary of the Borrower and/or its Subsidiaries other than a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“General Intangible” has the meaning given to such term in the UCC.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange and any supranational bodies such as the European Union or the European Central Bank.

“Guarantor” means each Subsidiary of the Borrower party to or that becomes party to the Guaranty.

“Guaranty” means that certain Guaranty, dated as of the Initial Closing Date, executed by the Guarantors, a copy of which is attached hereto as Exhibit H.

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“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hazardous Substance” means any material, substance or waste classified, characterized or otherwise regulated as toxic, radioactive, caustic, hazardous, pollutant, contaminant or words of similar meaning under Environmental Laws, including petroleum, its derivatives, by products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that remain unpaid for less than 90 days past the due date therefor or that are otherwise subject to a bona fide dispute, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease

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Obligations of such Person, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person prior to the first anniversary of the Scheduled Termination Date, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Matter” has the meaning specified in Section 9.4 (Indemnities).

“Indemnitee” has the meaning specified in Section 9.4 (Indemnities).

“Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuer on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, unless, in the case of information received from the Borrower or any of its Subsidiaries after the Effective Date, such information is clearly identified at the time of delivery as not confidential.

“Initial Closing Date” means June 10, 2005.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Effective Date, by and among the Administrative Agent, the Junior Lien Administrative Agent and the Borrower, a copy of which is attached hereto as Exhibit G.

“Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.11 (Conversion/Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i)        if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

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(ii)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)      the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $5,000,000; and

(iv)      there shall be outstanding at any one time no more than five Interest Periods in the aggregate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Inventory” has the meaning given to such term in the UCC.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means each Tranche A Lender or Affiliate of a Tranche A Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers.

“Joint Venture” means any Person, other than an individual or a Wholly-Owned Subsidiary of the Borrower, in which the Borrower or a Subsidiary of the Borrower holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Junior Lien Administrative Agent” means Oaktree, in its capacity as collateral agent and administrative agent for the Junior Lien Lenders and the Junior Lien Secured Parties under the Junior Lien Collateral Documents, or any successor thereto.

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“Junior Lien Credit Agreement” means that certain Junior Lien Credit Agreement, dated as of the Effective Date, by and among the Borrower, the lenders from time to time party thereto and the Junior Lien Administrative Agent.

“Junior Lien Collateral Documents” means the “Collateral Documents” under and as defined in the Junior Lien Credit Agreement.

“Junior Lien Documents” means the “Loan Documents” under and as defined in the Junior Lien Credit Agreement.

“Junior Lien Lenders” means the “Lenders” under and as defined in the Junior Lien Credit Agreement.

“Junior Lien Obligations” means the “Secured Obligations” under and as defined in the Junior Lien Credit Agreement.

“Junior Lien Secured Parties” means the “Secured Parties” under and as defined in the Junior Lien Collateral Documents.

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

“Landlord Waiver” means a letter, substantially in the form of Exhibit O (Form of Landlord Waiver), or otherwise in form and substance reasonably acceptable to the Administrative Agent, and executed by a landlord in respect of Inventory or any other Collateral of any Loan Party located at any leased premises of such Loan Party pursuant to which such landlord, among other things, waives or subordinates on terms and conditions reasonably acceptable to the Administrative Agent any Lien such landlord may have in respect of such Inventory or other Collateral.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means the Swing Loan Lender and each other financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4 (Letters of Credit).

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(a)(vi) (Letters of Credit).

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“Letter of Credit Request” has the meaning specified in Section 2.4(c) (Letters of Credit).

“Letter of Credit Sublimit” means, at any time, the lesser of (a) the aggregate amount of the Tranche A Commitments in effect at such time and (b) $20,000,000.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Revolving Credit Notes (if any), the Guaranty, the Fee Letter, the Consent Fee Letter, each Letter of Credit Reimbursement Agreement, each Hedging Contract between any Loan Party and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Contract, each Cash Management Document, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of the Borrower, each Guarantor and each other Subsidiary of the Borrower that executes and delivers a Loan Document.

“Margin Regulations” means Regulations T, U and X of the Federal Reserve Board.

“Margin Stock” has the meaning set forth in Regulation U of the Federal Reserve Board.

“Majority Lenders” means, collectively, Lenders having 50% or more of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, 50% or more of the aggregate Revolving Credit Outstandings. A Defaulting Lender shall not be included in the calculation of “Majority Lenders.”

“Material Adverse Change” means a material adverse change in any of (a) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to repay the Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent, the Lenders or the Issuers under the Loan Documents.

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“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Maximum Tranche A Credit” means, at any time, (a) the lesser of (i) the Tranche A Commitments in effect at such time and (ii) the Tranche A Borrowing Base at such time minus (b) the aggregate amount of any Availability Reserve in effect at such time.

“Maximum Tranche A-1 Credit” means, at any time, the lesser of (a) the Tranche A-1 Commitments in effect at such time and (b) the Tranche A-1 Borrowing Base at such time.

“Moody’s” means Moody’s Investors Services, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means proceeds received by the Borrower or any of its Subsidiaries after the Effective Date in cash or Cash Equivalents from any (a) Asset Sale, other than an Asset Sale permitted underSection 6.4(a), (b) or (c) (Sales of Assets), net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale, provided, however, that evidence of each of clauses (i), (ii) and (iii) above is provided to the Administrative Agent in form and substance satisfactory to it, (b) Property Loss Event or (c)(i) Equity Issuance or (ii) any Debt Issuance, in each case net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction; provided, however, that in the case of this clause (c), evidence of such costs is provided to the Administrative Agent in form and substance satisfactory to it.

“New Senior Secured Note Documents” means the New Senior Secured Note Indenture, the New Senior Secured Notes and the New Senior Secured Note Security Documents.

“New Senior Secured Note Indenture” means that certain Indenture, dated as of June 10, 2005, among the Borrower, each of the guarantors party thereto and the New Senior Secured Note Trustee.

“New Senior Secured Note Trustee” means HSBC Bank USA, National Association, as trustee under the New Senior Secured Note Indenture.

“New Senior Secured Notes” means the Borrower’s 10 7/8% Senior Secured Notes due 2012, issued in accordance with the terms of the New Senior Secured Note Indenture, including exchange notes issued pursuant to the terms of the New Senior Secured Note Indenture.

“New Senior Secured Note Security Documents” means security documents that create a junior Lien on the Collateral and a Lien on the other assets of the Borrower and its Subsidiaries to secure the obligations under the New Senior Secured Notes and the other New Senior Secured Note Documents.

“Non-Consenting Lender” has the meaning specified in Section 9.1(c) (Amendments, Waivers, Etc.).

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Non-U.S. Lender” means each Lender or Issuer (or the Administrative Agent) that is a Non-U.S. Person.

“Non-U.S. Person” means any Person that is not a Domestic Person.

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11 (Conversion/Continuation Option).

“Obligations” means  the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement or any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents), whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to the Borrower under this Agreement or any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents) and all obligations of the Borrower under any Loan Document to provide cash collateral for any Letter of Credit Obligation.

“Orderly Liquidation Value Percentage” means the orderly liquidation value on an as-is-where-is basis (net of costs and expenses incurred in connection with liquidation) of inventory as a percentage of the cost of such Inventory, which percentage shall be determined by reference to the most recent third-party Appraisal of such Inventory received by the Administrative Agent.

“Original Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Participant” has the meaning specified in Section 9.2(g)(i) (Assignments and Participations).

“Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).

“Payment Availability Minimum” means, at any time, (a) the lesser of (i) the Revolving Credit Commitments then in effect and (ii) the Borrowing Base at such time minus (b) the sum of (i) Revolving Credit Outstandings at such time plus (ii) any Availability Reserve in effect at such time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

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“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” has the meaning specified in Section 6.6(i) (Investments).

“Permitted Acquisition Target” means any Person or any operating division thereof subject to a Permitted Acquisition.

“Permitted Factoring Agreement” means the agreements in existence on the Effective Date and listed on Schedule 1.1 (as such agreements may be extended or replaced from time to time with the same counterparty) and any other agreement pursuant to which a Foreign Subsidiary shall sell, transfer and assign its rights, title and interests in certain accounts receivable to a non-Affiliate in connection with a securitization thereof to a factoring company for fair market value and otherwise on market terms, a copy of which has been provided to the Administrative Agent.

“Permitted Holders” means (i) Oaktree and its controlled Affiliates and (ii) Avenue Capital Management, L.P. and its controlled Affiliates. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Permitted Refinancing” means, with respect to any Indebtedness permitted pursuant to Sections 6.2(j), (k,), (l) or(o) (Limitation on Indebtedness), Indebtedness constituting a refinancing or extension thereof that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such Indebtedness outstanding at the time of such refinancing or extension, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such Indebtedness, (c) is not entered into as part of a sale and leaseback transaction, (d) is not secured by any property or any Lien other than those securing such Indebtedness and (e) is otherwise on terms no less favorable to the Borrower and its Subsidiaries, taken as a whole, than those of such Indebtedness; provided, however, that, notwithstanding the foregoing, (x) the terms of such Indebtedness may be modified as part of such Permitted Refinancing if such modification would have been permitted pursuant to Section 6.10 (Limitation on Voluntary Payments Under and Modifications to Certain Documents), (y) no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such Indebtedness existed and were permitted pursuant to this Agreement prior to such refinancing or extension and (z) no proceeds of the Loans shall be used in connection with such Permitted Refinancing, except for an aggregate amount during the term of this Agreement not to exceed $3,000,000 used to pay reasonable fees and expenses incurred in connection with such Permitted Refinancing.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the Initial Closing Date, executed by the Borrower and each Guarantor, a copy of which is attached hereto as Exhibit M.

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“Pledged Instruments” has the meaning specified in the Pledge Agreement.

“Proceeds” has the meaning given to such term in the UCC.

“Projections” means those financial projections included in the Borrower’s business plan delivered pursuant to Section 3.1 (Conditions Precedent to Effectiveness).

“Property Loss Event” means (a) any loss of or damage to property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of proceeds of insurance whose Dollar Equivalent exceeds $1,000,000 (individually or in the aggregate) or (b) any taking of property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof whose Dollar Equivalent exceeds $1,000,000 (individually or in the aggregate).

“Protective Advances” means all expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default that the Administrative Agent, in its sole discretion exercised reasonably and in accordance with its customary business practices for its comparable asset based transactions, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Obligations.

“Purchasing Lender” has the meaning specified in Section 9.7 (Sharing of Payments, Etc.).

“Qualified Goods at Sea” means goods in transit on the high seas: (a) that have been purchased by the Borrower or a Guarantor pursuant to an English language purchase and sale contract satisfactory to the Administrative Agent (including, without limitation, containing “FOB port of loading” or “C&F port of discharge” terms, representations and warranties, indemnities, governing law and arbitration provisions satisfactory to the Administrative Agent), with respect to which the Administrative Agent has a valid perfected, first priority security interest in the Borrower’s or such Guarantor’s rights thereunder; (b) either (i) that have been fully paid for in accordance with the terms of the invoice therefor and the related purchase and sale agreement pursuant to a draw on a Letter of Credit or (ii) in respect of which a Letter of Credit satisfactory to the Administrative Agent has been Issued by the Issuer to the seller of such goods as beneficiary or (iii) that have been purchased by the Borrower or a Guarantor on open terms of sale of 60 days or less; (c) that are covered by a negotiable bill of lading that (i) is in the possession of the Administrative Agent (or, in the Administrative Agent’s sole discretion, the Administrative Agent’s designee) and indorsed by the Borrower or the applicable Guarantor or issued to the Administrative Agent (or, in the Administrative Agent’s sole discretion, the Administrative Agent’s designee), (ii) is issued by a carrier satisfactory to the Administrative Agent having an “overall risk rating” of at least 5 by MRC Lloyd’s MIU – North America, and (iii) contains a “freight prepaid” clause satisfactory to the Administrative Agent, unless the Administrative Agent has established adequate reserves therefor; (d) that are subject to a contract of carriage that prohibits intermediate ports of call other than to an OECD Country, Russia and Brazil unless otherwise consented to by the Administrative Agent in writing; (e) that are covered by insurance as set forth on Schedule 4.18 (Insurance) (or otherwise satisfactory to the Administrative Agent) with respect to which a certificate of insurance satisfactory to the Administrative Agent has been issued and delivered to the Administrative Agent; (f) with respect to which the Administrative Agent shall have received accurate and complete information as to customs, tariffs and

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other charges that will be charged or levied against such goods upon entry into the United States; and (g) (i) that are not expected to be in transit for more than 60 days or (ii) that have not been in transit for more than 60 days.

“Qualified Preferred Stock” of any Person means any preferred stock of such Person other than preferred stock which (x) requires any cash payment of dividends or other distributions (other than pursuant to provisions that expressly provide that no such payment can be made in violation of this Agreement) or (y) by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the Obligations (other than pursuant to change of control provisions similar to those set forth herein; provided, however, that such provisions expressly provide that no payment can be made on such stock in violation of this Agreement).

“Qualified Subordinated Debt” of any Person means Indebtedness of such Person that (i) is subordinated to the Obligations pursuant to subordination provisions at least as favorable to the holders of the Obligations as are the subordination provisions contained in the Existing Subordinated Note Documents as in effect on the Effective Date, (ii) does not require any cash payments of principal or interest, either by its terms or upon the happening of an event, or cash payments of principal or interest at the option of the holder thereof, prior to the first anniversary of the Revolving Credit Termination Date (other than pursuant to provisions that expressly provide that no such payment can be made in violation of this Agreement) and (iii) does not contain terms and conditions, including covenants and events of default, that in the aggregate are less favorable to the Borrower and its Subsidiaries, or the Lenders, than the terms and conditions contained in the Existing Subordinated Note Document as in effect on the Effective Date.

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, (a) with respect to any Tranche A Lender, the percentage obtained by dividing (i) the Tranche A Commitment of such Tranche A Lender by (ii) the aggregate Tranche A Commitments of all Tranche A Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Tranche A Outstandings owing to such Tranche A Lender by the aggregate outstanding principal balance of the Tranche A Outstandings owing to all Tranche A Lenders), (b) with respect to any Tranche A-1 Lender, the percentage obtained by dividing (i) the Tranche A-1 Commitment of such Tranche A-1 Lender by (ii) the aggregate Tranche A-1 Commitments of all Tranche A-1 Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Tranche A-1 Outstandings owing to such Tranche A-1 Lender by the aggregate outstanding principal balance of the Tranche A-1 Outstandings owing to all Tranche A-1 Lenders) or (c) with respect to any Lender, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders).

“Rate Change Date” has the meaning specified in the definition of “Applicable Margin”.

“Rate Change Notice” has the meaning specified in Section 5.1(p) (Information).

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“Reaffirmation Agreement” means that certain Reaffirmation Agreement, in substantially the form of Exhibit Q (Reaffirmation Agreement), dated as of the Effective Date and executed by the Borrower and each Guarantor party thereto.

“Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Register” has the meaning specified in Section 2.7(b) (Evidence of Debt).

“Regulated Activity” means any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

“Reimbursement Date” has the meaning specified in Section 2.4(h) (Letters of Credit).

“Reimbursement Obligations” means, as and when matured, the obligation of the Borrower to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each draft and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Hazardous Substance into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

“Releasers” has the meaning specified in Section 9.20 (Release).

“Released Parties” has the meaning specified in Section 9.20 (Release).

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Substance in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Hazardous Substance does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations

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of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, Lenders having 66 2/3% or more of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, 66 2/3% or more of the aggregate Revolving Credit Outstandings. A Defaulting Lender shall not be included in the calculation of “Requisite Lenders.”

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restatement” means a restatement of the Borrower’s financial statements for periods prior to December 29, 2007 that, in the determination of the Borrower’s board of directors, is necessary to address the results of the Accounting Investigation.

“Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding and (b) any payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding, whether in connection with any redemption or retirement of, or sinking fund with respect to, such Stock or Stock Equivalent or otherwise, but not including payments of principal, premium (if any) or interest made pursuant to the terms of convertible debt securities prior to conversion.

“Restructuring Warrants” means the Series A Warrants, Series B Warrants and Series C Warrants issued on May 30, 2008, as in effect on the Effective Date.

“Revolving Credit Commitments” means, collectively, the Tranche A Commitments and the Tranche A-1 Commitments.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Lender in a principal amount equal to the amount of such Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Revolving Loans owing to such Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the Tranche A Outstandings at such time and (b) the Tranche A-1 Outstandings outstanding at such time.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 (Reduction and Termination of the Revolving Credit Commitments) and (c) the date on which the Obligations become due and payable pursuant to Section 7.2 (Remedies).

“Revolving Loans” means the Tranche A Loans and the Tranche A-1 Loans.

“S&P” means Standard & Poor’s Rating Services.

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“Scheduled Termination Date” means February 14, 2012.

“SEC” means the Securities and Exchange Commission or any successor thereof.

“Secured Hedging Reserve” means, in respect of any Hedging Contracts that constitute Loan Documents, such amount as the Administrative Agent may from time to time establish against the Tranche A Borrowing Base in respect of such Hedging Contracts, in each case calculated by the Administrative Agent based upon a methodology consistent with its customary business practices for its comparable asset based transactions.

“Secured Obligations” means, in the case of the Borrower, the Obligations, and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Secured Parties” means the Lenders, the Issuers, the Agents and any other holder of any Secured Obligation.

“Securities Account” has the meaning given to such term in the UCC.

“Securities Account Control Agreement” means an agreement, substantially in the form of Exhibit L (Form of Securities Account Control Agreement) , or otherwise in form and substance reasonably acceptable to the Administrative Agent, executed by the applicable Loan Party, the Administrative Agent and the applicable securities intermediary.

“Securities Act” means the Securities Act of 1933, as amended.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Security Agreement” means that certain Security Agreement, dated as of the Initial Closing Date, executed by the Borrower and each Guarantor, a copy of which is attached hereto as Exhibit I.

“Selling Lender” has the meaning specified in Section 9.7 (Sharing of Payments, Etc.).

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

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“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Stockholder’s Agreement” means that certain Stockholder’s Agreement among Tekni-Plex, Inc. and the stockholders named therein, dated May 30, 2008.

“Subordinated Note Covenant Default” means a default under Sections 4.11 and 4.12 of the Existing Senior Subordinated Notes.

“Subordinated Note Default” means, at any time, delivery by the indenture trustee or requisite holders of the Existing Subordinated Notes of a notice of acceleration of the obligations under the Existing Subordinated Notes.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Substitute Institution” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Substitution Notice” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).

“Swing Loan Lender” means Citi or any other Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Borrower, to act as the Swing Loan Lender hereunder, in each case in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Request” has the meaning specified in Section 2.3(b) (Swing Loans).

“Swing Loan Sublimit” means, at any time, the lesser of (a) the aggregate amount of the Tranche A Commitments in effect at such time and (b) $15,000,000.

“Syndication Agent” has the meaning specified in the preamble to this Agreement.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Returns” has the meaning specified in Section 4.8(a) (Taxes).

“Taxes” has the meaning specified in Section 2.16(a) (Taxes).

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“Test Period” means the four consecutive Fiscal Quarters then last ended (taken as one accounting period).

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Tranche A Available Credit” means, at any time, (a) the lesser of (i) the then effective Tranche A Commitments and (ii) the Tranche A Borrowing Base at such time, minus (b) the sum of (i) the aggregate Tranche A Outstandings at such time and (ii) any Availability Reserve in effect at such time.

“Tranche A Borrowing Base” means, at any time, (a) the sum of (i) up to 85% of the face amount of all Eligible Receivables of each Loan Party (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time), (ii) the lesser of (A) up to 85% of the Orderly Liquidation Value Percentage of the value of Eligible Finished Goods of each Loan Party (valued either at cost on a first-in, first-out basis or on a unit basis, as determined by the Administrative Agent in its sole discretion) and (B) up to 75% of the value of Eligible Finished Goods of each Loan Party (valued either at cost on a first-in, first-out basis or on a unit basis, as determined by the Administrative Agent in its sole discretion), (iii) the lesser of (A) up to 85% of the Orderly Liquidation Value Percentage of the value of Eligible Raw Materials of each Loan Party (valued at cost on a first-in, first-out basis) and (B) up to 75% of the value of Eligible Raw Materials of each Loan Party (valued at cost on a first-in, first-out basis), (iv) the lesser of (A) up to 85% of the Orderly Liquidation Value Percentage of the value of Eligible Work in Process of each Loan Party (valued at cost on a first-in, first-out basis) and (B) up to 75% of the value of Work in Process of each Loan Party (valued at cost on a first-in, first-out basis) and (v) up to 10% of the value of Eligible Supplies/Packaging of each Loan Party (valued at cost on a first-in, first-out basis), minus (b) the sum of (i) any Eligibility Reserve then in effect in respect of any the foregoing, (ii) any Secured Hedging Reserve then in effect, and (iii) the Borrowing Base Reserve, provided, however, that if as a result of subtracting the sum contemplated by clauses (ii) or (iii) of this clause (b), the Tranche A Borrowing Base would be an amount less than zero, that portion of such sum shall instead be subtracted from the Tranche A-1 Borrowing Base as provided for in the definition of “Tranche A-1 Borrowing Base”.

“Tranche A Commitment” means, with respect to each Tranche A Lender, the commitment of such Tranche A Lender to make Tranche A Loans and acquire interests in other Tranche A Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Revolving Credit Commitments) under the caption “Tranche A Commitment,” as amended to reflect each Assignment and Acceptance executed by such Tranche A Lender and as such amount may be reduced pursuant to this Agreement, and each additional commitment by a Tranche A Lender. The original principal amount of the aggregate Tranche A Commitments of the Tranche A Lenders is $100,000,000.

“Tranche A Facility” means the Tranche A Commitments and the provisions herein related to the Tranche A Loans, Swing Loans and Letters of Credit.

“Tranche A Loan” has the meaning given to such term in Section 2.1(a)(The Revolving Credit Commitments).

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“Tranche A Lender” means any Lender holding a Tranche A Commitment or any Tranche A Loans.

“Tranche A Outstandings” means, at any particular time, the sum of (a) the principal amount of Tranche A Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of Swing Loans outstanding at such time.

“Tranche A-1 Available Credit” means, at any time, (a) the lesser of (i) the then effective Tranche A-1 Commitments and (ii) the Tranche A-1 Borrowing Base at such time, minus (b) the aggregate Tranche A-1 Outstandings at such time.

“Tranche A-1 Borrowing Base” means, at any time, (a) the sum of (i) up to 10% of the face amount of all Eligible Receivables of each Loan Party (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time), (ii) the lesser of (A) up to 10% of the Orderly Liquidation Value Percentage of the value of Eligible Finished Goods of each Loan Party (valued either at cost on a first-in, first-out basis or on a unit basis, as determined by the Administrative Agent in its sole discretion) and (B) up to 10% of the value of Eligible Finished Goods of each Loan Party (valued either at cost on a first-in, first-out basis or on a unit basis, as determined by the Administrative Agent in its sole discretion), (iii) the lesser of (A) up to 10% of the Orderly Liquidation Value Percentage of the value of Eligible Raw Materials of each Loan Party (valued at cost on a first-in, first-out basis) and (B) up to 10% of the value of Eligible Raw Materials of each Loan Party (valued at cost on a first-in, first-out basis) and (iv) the lesser of (A) up to 10% of the Orderly Liquidation Value Percentage of the value of Eligible Work in Process of each Loan Party (valued at cost on a first-in, first-out basis) and (B) up to 10% of the value of Work in Process of each Loan Party (valued at cost on a first-in, first-out basis), minus (b) the sum of (i) any Eligibility Reserve then in effect in respect of any the foregoing (without duplication of any Eligibility Reserve taken in respect of the Tranche A Borrowing Base) and (ii) to the extent not applied to reduce the Tranche A Borrowing Base, (A) any Secured Hedging Reserve then in effect and (B) the Borrowing Base Reserve.

“Tranche A-1 Commitment” means, with respect to each Tranche A-1 Lender, the commitment of such Tranche A-1 Lender to make Tranche A-1 Loans and acquire interests in other Tranche A-1 Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Revolving Credit Commitments) under the caption “Tranche A-1 Commitment,” as amended to reflect each Assignment and Acceptance executed by such Tranche A-1 Lender and as such amount may be reduced pursuant to this Agreement, and each additional commitment by a Tranche A-1 Lender. The original principal amount of the aggregate Tranche A-1 Commitments of the Tranche A-1 Lenders is $10,000,000.

“Tranche A-1 Facility” means the Tranche A-1 Commitments and the provisions herein related to the Tranche A-1 Loans.

“Tranche A-1 Loan” has the meaning given to such term in Section 2.1(a)(The Revolving Credit Commitments).

“Tranche A-1 Lender” means any Lender holding a Tranche A-1 Commitment or any Tranche A-1 Loans.

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“Tranche A-1 Outstandings” means, at any particular time, the aggregate principal amount of Tranche A-1 Loans outstanding at such time.

“UCC” has the meaning specified in the Security Agreement.

“Unaudited Financial Statements” has the meaning specified in Section 4.4(b) (Financial Information).

“Unused Commitment Fee” means the sum of the Unused Tranche A Commitment Fee and the Unused Tranche A-1 Commitment Fee.

“Unused Tranche A Commitment Fee” has the meaning specified in Section 2.12(a) (Unused Commitment Fee).

“Unused Tranche A-1 Commitment Fee” has the meaning specified in Section 2.12(a) (Unused Commitment Fee).

“U.S. Lender” means each Lender or Issuer (or the Administrative Agent) that is a Domestic Person.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Weekly Cash Flow Certificate” has the meaning given to such term in Section 5.1(e) (Projections).

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

Section 1.2	Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3	Accounting Terms and Principles

(a)        Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b)       If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 5.1 (Information) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is

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adopted by the Borrower with the agreement of the Borrower’s Accountants and results in a change in any of the calculations required by Article VIII (Negative Covenants) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article VIII (Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.

Section 1.4	Conversion of Foreign Currencies

(a)        Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender or Issuer.

(b)       Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

Section 1.5	Certain Terms

(a)        The terms “herein,” “hereof”, “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

(b)       Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c)        Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d)       References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

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(e)        The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f)        The terms “Lender,” “Issuer” and “Administrative Agent” include, without limitation, their respective successors.

(g)       Upon the appointment of any successor Administrative Agent pursuant to Section 8.7 (Successor Administrative Agent), references to Citi in Section 8.4 (The Administrative Agent Individually) and to Citibank in the definitions of Base Rate, Dollar Equivalent and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

The Facility

Section 2.1	The Revolving Credit Commitments

(a)        On the terms and subject to the conditions contained in this Agreement, (i) all “Revolving Loans” under and as defined in the Existing Credit Agreement shall, on the Effective Date, be deemed to be Revolving Loans under this Agreement and, if applicable, shall have the same Interest Periods (it being understood that for purposes hereof, an amount of such Loans equal to the Maximum Tranche A-1 Credit shall be deemed to be Tranche A-1 Loans hereunder, with any excess amount being deemed to be Tranche A Loans), (ii) each Tranche A Lender severally agrees to make loans in Dollars (each, a “Tranche A Loan”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Tranche A Lender not to exceed such Tranche A Lender’s Tranche A Commitment, provided, however, that at no time shall any Tranche A Lender be obligated to make a Tranche A Loan in excess of such Tranche A Lender’s Ratable Portion of the Tranche A Available Credit and (iii) each Tranche A-1 Lender severally agrees to make loans in Dollars (each, a “Tranche A-1 Loan”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Tranche A-1 Lender not to exceed such Tranche A-1 Lender’s Tranche A-1 Commitment, provided, however that at no time shall any Tranche A-1 Lender be obligated to make a Tranche A-1 Loan in excess of such Tranche A-1 Lender’s Ratable Portion of the Tranche A-1 Available Credit. Within the foregoing limits, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

(b)       Notwithstanding anything to the contrary contained herein, all Revolving Loans shall be Tranche A-1 Loans until the Tranche A-1 Available Credit has been reduced to be zero. If any Tranche A-1 Loan is prepaid in part pursuant to Section 2.8 (Optional Prepayments) or Section 2.9 (Mandatory Prepayments), any Revolving Loans thereafter requested by the Borrower (or deemed to have been requested by the Borrower) shall be Tranche A-1 Loans until the Tranche A-1 Available Credit has been reduced to be zero. Thereafter all Revolving Loans shall be Tranche A Loans.

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Section 2.2	Borrowing Procedures

(a)        Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than, (i) in the case of a Borrowing of Base Rate Loans, (x) during any Cash Dominion Period, 1:00 p.m. (New York time) on the Business Day of the proposed Borrowing or (y) otherwise, 11:00 a.m. (New York time) on the Business Day prior to the date of the proposed Borrowing and (ii) in the case of a Borrowing of Eurodollar Rate Loans, 11:00 a.m. (New York time) three Business Days prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether the Borrowing is to be a Tranche A Loan or a Tranche A-1 Loan, (D) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (E) for each Eurodollar Rate Loan, the initial Interest Period or Interest Periods thereof and (F) the Tranche A Available Credit and the Tranche A-1 Available Credit (after giving effect to the proposed Borrowing). The Revolving Loans shall be made as Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans; provided, however, that (i) all Revolving Loans made on the Effective Date shall be Base Rate Loans and (ii) the Borrower shall not request, and the Tranche A Lenders shall be under no obligation to fund, any Tranche A Loan unless the Tranche A-1 Available Credit has been reduced to zero. Notwithstanding anything to the contrary contained in Section 2.3(a) (Swing Loans), if any Notice of Borrowing requests a Borrowing of Base Rate Loans and the Tranche A-1 Available Credit has been reduced to zero, the Administrative Agent may make a Swing Loan available to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Except during any Cash Dominion Period, each Borrowing shall be in an aggregate amount of not less than $3,000,000 or an integral multiple of $1,000,000 in excess thereof for Eurodollar Rate Loans and $1,000,000 or an integral multiple of $1,000,000 in excess thereof for Base Rate Loans

(b)       The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a) (Determination of Interest Rate). Each Tranche A Lender or Tranche A-1 Lender (as applicable) shall, before 11:00 a.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 9.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 9.1 (Amendments, Waivers, Etc.)) (i) on the Effective Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Effectiveness) and (ii) at any time (including the Effective Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

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(c)        Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing of Tranche A Loans or Tranche A-1 Loans (as applicable) that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

(d)       The failure of any Lender to make on the date specified any Revolving Loan or any payment required by it, including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligation to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement. With respect to any Lender that becomes a Defaulting Lender, a Swing Loan Lender and/or Issuer may require, as a condition precedent to making a Swing Loan or Issuing a Letter of Credit, as applicable, that (i) the Borrower pledge cash collateral sufficient to cover such Defaulting Lender’s Ratable Portion of the proposed Swing Loan or face amount of the proposed Letter of Credit or (ii) the Borrower put some other arrangement reasonably satisfactory to such Swing Loan Lender or Issuer in place prior to making such Swing Loan or Issuing such Letter of Credit.

Section 2.3	Swing Loans

(a)        On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender may, in its sole discretion, make, in Dollars, loans (each a “Swing Loan”) otherwise available to the Borrower under the Facility from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the Swing Loan Lender hereunder in its capacity as a Lender or the Swing Loan Lender) not to exceed the Swing Loan Sublimit; provided, however, that at no time shall the Swing Loan Lender make any Swing Loan to the extent that, after giving effect to such Swing Loan, the aggregate Tranche A Outstandings would exceed the Maximum Tranche A Credit. Each Swing Loan shall be a Base Rate Loan and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

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(b)       In order to request a Swing Loan, the Borrower shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit D (Form of Swing Loan Request), setting forth the requested amount and date of such Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 1:00 p.m. (New York time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the Swing Loan Lender may make a Swing Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to the Borrower on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent (including at the request of any Lender) that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan.

(c)        The Swing Loan Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on Thursday of each week (or if such day is not a Business Day, the next succeeding Business Day), of the aggregate principal amount of its Swing Loans then outstanding, and each Tranche A Lender shall pay its Ratable Portion of such amount to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below.

(d)       The Swing Loan Lender may demand at any time that each Tranche A Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such Tranche A Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid. At any time when a Swing Loan is outstanding, with respect to any Lender that becomes a Defaulting Lender the Swing Loan Lender may demand that (i) the Borrower pledge cash collateral sufficient to cover such Defaulting Lender’s Ratable Portion of such outstanding Swing Loan or (ii) the Borrower put some other arrangement reasonably satisfactory to such Swing Loan Lender in place. Upon receipt by the Administrative Agent of all amounts owing from the Tranche A Lenders (including any Defaulting Lenders) pursuant to this clause (d), any cash collateral pledged by the Borrower in accordance with this clause (d) shall be promptly returned to the Borrower.

(e)        The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Tranche A Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand

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received by the Administrative Agent after 2:00 p.m. (New York time) on any Business Day or any such notice or demand received on a day that is not a Business Day shall not be required to be forwarded to the Tranche A Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Tranche A Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 3.2 (Conditions Precedent to Each Loan and Letter of Credit) and 2.1(a) (The Revolving Credit Commitments) shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive for purposes of this clause (e)), each Tranche A Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Lender’s receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Tranche A Lender, such Tranche A Lender shall, except as provided in clause (f) below, be deemed to have made a Tranche A Loan to the Borrower. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Tranche A Lender fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, the Borrower shall repay such Swing Loan on demand.

(f)        Upon the occurrence of a Default under Section 7.1(f) (Events of Default), each Tranche A Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Tranche A Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Tranche A Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Tranche A Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Tranche A Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Tranche A Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(g)       From and after the date on which any Tranche A Lender (i) is deemed to have made a Tranche A Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Tranche A Lender such Tranche A Lender’s Ratable Portion of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Lender pursuant to clause (e) or (f) above.

Section 2.4	Letters of Credit

(a)        On the terms and subject to the conditions contained in this Agreement, (x) all outstanding “Letters of Credit” under and as defined in the Existing Credit Agreement and listed on Schedule 2.4 hereto shall, on the Effective Date, be deemed to be Letters of Credit hereunder and (y)

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each Issuer agrees to Issue at the request of the Borrower and for the account of the Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Effective Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Scheduled Termination Date; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv), (v) and (vi)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

(i)        any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Initial Closing Date or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the Initial Closing Date and that such Issuer in good faith deems material to it;

(ii)       such Issuer shall have received any written notice of the type described in clause (d) below;

(iii)      after giving effect to the Issuance of such Letter of Credit, the aggregate Tranche A Outstandings would exceed the Maximum Tranche A Credit at such time;

(iv)      after giving effect to the Issuance of such Letter of Credit, the sum of (A)  the Letter of Credit Undrawn Amounts at such time and (B)  the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit;

(v)       such Letter of Credit is requested to be denominated in any currency other than Dollars; or

(vi)      (A) any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by such Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(b)       In no event shall (i) any Letter of Credit be issued within 30 days of the Scheduled Termination Date or (ii) the expiration date of any Letter of Credit be more than one year after the date of Issuance thereof; provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as

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long as, on or before the expiration of each such term and each such period, the Borrower and the Issuer of such Letter or Credit shall have the option to prevent such renewal; and provided, further, that, for any Letter of Credit having an expiration date after the Scheduled Termination Date, the Borrower agrees to deliver to the Administrative Agent on or prior to the Scheduled Termination Date a letter of credit or letters of credit in form and substance acceptable to the Administrative Agent and the applicable Issuer and issued by a bank acceptable to the Administrative Agent and the applicable Issuer, in each case in their sole discretion, and/or cash collateral in an amount equal to 105% of the maximum drawable amount of any such Letter of Credit.

(c)        In connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit E (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the face amount of the Letter of Credit requested (which shall not be less than $100,000), the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an Issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

(d)       Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(vi)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(vi) (A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

(e)        The Borrower agrees that, if requested by the Issuer of any Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f)	Each Issuer shall comply with the following:

(i)        give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of

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any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Tranche A Lender);

(ii)       upon the request of any Tranche A Lender, furnish to such Tranche A Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Tranche A Lender; and

(iii)      no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Tranche A Lender requesting the same) and the Borrower separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month, and any information requested by the Borrower or the Administrative Agent relating thereto.

(g)       Immediately upon the Issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Tranche A Lender, and each Tranche A Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche A Lender’s Ratable Portion, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto. Any Issuer with Letters of Credit outstanding may, with respect to any Lender that becomes a Defaulting Lender, demand that the Borrower (i) pledge cash collateral sufficient to cover such Defaulting Lender’s Ratable Portion of the face amount of the proposed Letter of Credit or (ii) put some other arrangement reasonably satisfactory to such Issuer in place.

(h)       The Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after the Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Tranche A Lender of such failure, and each

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Tranche A Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Tranche A Lender’s Ratable Portion of such payment in immediately available Dollars. If the Administrative Agent so notifies such Tranche A Lender prior to 11:00 a.m. (New York time) on any Business Day, such Tranche A Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Tranche A Lender, such Tranche A Lender shall, except during the continuance of a Default or Event of Default under Section 7.1(f) (Events of Default) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Tranche A Lenders hereby irrevocably waive for purposes of this clause (h)), be deemed to have made a Tranche A Loan to the Borrower in the principal amount of such payment. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Tranche A Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Lender, in immediately available funds, an amount equal to such Tranche A Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Tranche A Lenders have paid in respect of such Reimbursement Obligation. Upon receipt by the Administrative Agent of all amounts owing from the Tranche A Lenders (including any Defaulting Lenders) pursuant to this clause (h), any cash collateral pledged by the Borrower in accordance with clause (g) above shall be promptly returned to the Borrower.

(i)        If and to the extent such Tranche A Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Tranche A Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Facility.

(j)        The Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Tranche A Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i)        any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)       any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

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(iii)      the existence of any claim, set off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Tranche A Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)      any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)       payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi)      any other act or omission to act or delay of any kind of the Issuer, the Tranche A Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrower or any Tranche A Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

Section 2.5	Reduction and Termination of the Revolving Credit Commitments

(a)        The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the Tranche A Commitments; provided, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Tranche A Loans made on the effective date thereof, the Tranche A Outstandings would exceed the Maximum Tranche A Credit. Any such reduction shall be in an amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided, however, that unless the Tranche A Commitments are being terminated in whole, the aggregate Tranche A Commitments shall not be reduced to an amount less than $30,000,000. All outstanding Tranche A Commitments shall terminate on the Revolving Credit Termination Date.

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(b)       The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the Tranche A-1 Commitments; provided, that no such termination or reduction shall be permitted if (i) any Tranche A Commitments remain outstanding or (ii) after giving effect thereto and to any prepayments of the Tranche A-1 Loans made on the effective date thereof, the aggregate principal amount of Tranche A-1 Loans then outstanding, would exceed the Maximum Tranche A-1 Credit. Any such reduction shall be in an amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. All outstanding Tranche A-1 Commitments shall terminate on the Revolving Credit Termination Date.

Section 2.6	Repayment of Loans

The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof.

Section 2.7	Evidence of Debt

(a)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, each Lender having sold a participation in any of its Obligations or having identified a Special Purpose Vehicle as such to the Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 9.8 (Notices, Etc.) a record of ownership in which such Lender shall register by book entry (i) the name and address of each such Participant and Special Purpose Vehicle (and each change thereto, whether by assignment or otherwise) and (ii) the rights, interest or obligation of each such Participant and Special Purpose Vehicle in any Obligation, in any Revolving Credit Commitment and in any right to receive payment hereunder.

(b)       (i)         The Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 9.8 (Notices, Etc.) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s and each Issuer’s interest in each Loan, each Letter of Credit and each Reimbursement Obligation, and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders and the Issuers, (ii) the Revolving Credit Commitments of each Lender from time to time, (iii) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (iv) the amount of any drawn Letters of Credit, (v) the amount of any principal or interest due and payable, and paid, by the Borrower to, or for the account of, each Lender hereunder,

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(vi) the amount that is due and payable, and paid, by the Borrower to, or for the account of, each Issuer, including the amount of Letter of Credit Obligations (specifying the amount of any Reimbursement Obligations) due and payable to an Issuer, and (vii) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s and Issuer’s, as the case may be, share thereof, if applicable.

(ii)       Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Revolving Credit Notes evidencing such Loans) and the drawn Letters of Credit are registered obligations and the right, title, and interest of the Lenders and the Issuers and their assignees in and to such Loans or drawn Letters of Credit, as the case may be, shall be transferable only upon notation of such transfer in the Register. A Revolving Credit Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Revolving Credit Note to be considered a bearer instrument or obligation. This Section 2.7(b) and Section 9.2 (Assignments and Participations) shall be construed so that the Loans and drawn Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2)(B) and 881(c)(2)(B) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(c)        The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, the Lenders and the Issuers shall treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement. The information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Borrower, the Administrative Agent, such Lender or such Issuer at any reasonable time and from time to time upon reasonable prior notice.

(d)       Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Revolving Credit Note or Revolving Credit Notes to such Lender evidencing the Revolving Loans of such Lender, substantially in the form of Exhibit B (Form of Revolving Credit Note).

Section 2.8	Optional Prepayments

(a)        The Borrower may prepay the outstanding principal amount of the Tranche A Loans and Swing Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.14(e) (Breakage Costs). Other than during a Cash Dominion Period, partial prepayments pursuant to this clause (a)

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shall be in multiples of $1,000,000 (except that notwithstanding the requirement of payment in such multiples, any Tranche A Loan (including Swing Loans) may be paid in its entirety) and shall be applied in accordance with clause (f) of Section 2.13 (Payments and Computations). During a Cash Dominion Period, partial prepayments pursuant to this clause (a) shall be applied in accordance with the waterfall set forth in clause (e) of Section 2.19 (Mandatory Prepayments).

(b)       So long as no Tranche A Loans or Swing Loans are outstanding, the Borrower may prepay the outstanding principal amount of the Tranche A-1 Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.14(e) (Breakage Costs). Other than during a Cash Dominion Period, partial prepayments pursuant to this clause (b) shall be in multiples of $1,000,000 (except that notwithstanding the requirement of payment in such multiples, any Tranche A-1 Loan may be paid in its entirety) and shall be applied in accordance with clause (f) of Section 2.13 (Payments and Computations). During a Cash Dominion Period, partial prepayments pursuant to this clause (b) shall be applied in accordance with the waterfall set forth in clause (e) of Section 2.19 (Mandatory Prepayments).

Section 2.9	Mandatory Prepayments

(a)        Upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds arising from an Asset Sale or Property Loss Event with respect to Collateral, the Borrower shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 100% of such Net Cash Proceeds. Upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds arising from an Equity Issuance, a Debt Issuance, the making of the European Term Loan or the making of the Junior Term Loan, the Borrower shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 100% of such Net Cash Proceeds. Any such mandatory prepayment pursuant to this clause (a) shall be applied in accordance with clause (b) below.

(b)       Subject to the provisions of clause (e) below, any prepayments made by the Borrower required to be applied in accordance with this clause (b) (excluding any prepayments of the Tranche A-1 Loans required by clause (c) below) shall be applied as follows: first, to repay the outstanding principal balance of the Swing Loans until such Swing Loans shall have been repaid in full; second, to repay the outstanding principal balance of the Tranche A Loans until such Tranche A Loans shall have been paid in full; third, to provide cash collateral for any Letter of Credit Obligations in an amount equal to 105% of such Letter of Credit Obligations in the manner set forth in Section 7.3 (Actions in Respect of Letters of Credit) until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein; provided, however, that no cash collateral shall be required to be applied in respect of any Letter of Credit Obligation unless at the time of the receipt of the applicable Net Cash Proceeds, a Cash Dominion Period shall be in effect or a Default or Event of Default shall have occurred and be continuing or would result therefrom; fourth, to repay the outstanding principal balance of the Tranche A-1 Loans until such Tranche A-1 Loans shall have been paid in full; and fifth, to the extent that any funds remain, at the direction of the Borrower. No prepayment of Loans required to be made pursuant to this clause (b) shall result in a permanent

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reduction of the Revolving Credit Commitments. If subsequent to providing cash collateral for any Letter of Credit Obligation pursuant to this clause (b), no Cash Dominion Period shall be in effect and no Default or Event of Default shall have occurred and be continuing, then such cash collateral shall be released to the Borrower. Notwithstanding the foregoing, to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, any mandatory prepayment of the Revolving Loans made under this Section 2.9 (Mandatory Prepayments) and applied pursuant to this clause (b) shall be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Credit Outstandings of such Defaulting Lender were zero.

(c)        If at any time, the aggregate principal amount of Tranche A Outstandings exceeds the aggregate Maximum Tranche A Credit at such time, the Borrower shall forthwith prepay the Swing Loans first, and then the Tranche A Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and Tranche A Loans, as applicable, the Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 7.3 (Actions in Respect of Letters of Credit) in an amount equal to 105% of such excess. If subsequent to making the payments (including the provision of cash collateral) contemplated by this clause (c), the Maximum Tranche A Credit exceeds the aggregate principal amount of Tranche A Outstandings at such time and no Default or Event of Default shall have occurred and be continuing, then any excess cash collateral shall be released to the Borrower.

(d)       Notwithstanding anything in this Agreement to the contrary with respect to the order of payment, if at any time the aggregate principal amount of Tranche A-1 Outstandings exceeds the aggregate Maximum Tranche A-1 Credit at such time, the Borrower shall forthwith prepay the Tranche A-1 Loans then outstanding in an amount equal to such excess. In order to effect the repayment described in the prior sentence, the Borrower may make a Borrowing of Tranche A Loans hereunder and apply the proceeds of such Tranche A Loan in repayment of such excess. Solely for purposes of making a Borrowing of Tranche A Loans described in this clause (d), the Lenders shall be deemed to have waived the condition precedent set forth in Section 3.2(b)(ii) (Conditions Precedent to Each Loan and Letter of Credit) with respect to the payment default of interest and principal that arises under Sections 7.1(a) and 7.1(b) (Events of Default) as a result of the aggregate principal amount of Tranche A-1 Outstandings exceeding the aggregate Maximum Tranche A-1 Credit.

(e)        The Borrower hereby irrevocably waives the right to direct, during a Cash Dominion Period or during any period in which a Default or an Event of Default has occurred and is continuing, the application of all funds in the Cash Collateral Account and agrees that the Administrative Agent may and, upon the written direction of the Requisite Lenders (given at any time during such Cash Dominion Period or such period in which a Default or Event of Default has occurred and is continuing), shall (i) deliver a Blockage Notice to each Deposit Account Bank for each Approved Deposit Account and (ii) except as provided in Section 2.13(g) (Payments and Computations), apply all payments in respect of any Obligations and all available funds in the Cash Collateral Account on a daily basis as follows: first, to repay the outstanding principal amount of the Swing Loans until such

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Swing Loans have been repaid in full; second, to repay the outstanding principal balance of the Tranche A Loans until such Tranche A Loans shall have been repaid in full; third, to provide cash collateral for any Letter of Credit Obligations in an amount equal to 105% of such Letter of Credit Obligations in the manner set forth in Section 7.3 (Actions in Respect of Letters of Credit) until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein, fourth, to repay the outstanding principal balance of the Tranche A-1 Loans until such Tranche A-1 Loans shall have been repaid in full; and fifth to any other Obligation then due and payable. Notwithstanding the foregoing, to the extent permitted by applicable law, until such time as the Default Excess with respect to any Defaulting Lender shall have been reduced to zero, any mandatory prepayment of the Revolving Loans made under this Section 2.9 (Mandatory Prepayments) and applied pursuant to this clause (e) shall be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Credit Outstandings of such Defaulting Lender were zero.

(f)        Unless the Administrative Agent elects to apply or is directed by the Requisite Lenders to apply any funds on deposit in the Cash Collateral Account as set forth in clause (d) above, the funds on deposit in the Cash Collateral Account may be paid at the written direction of the Borrower (or, in the absence of such direction, to the Borrower or another Person lawfully entitled thereto); provided, however, that any time when the Revolving Credit Outstandings exceed $40,000,000, all available funds in excess of $20,000,000 in the Cash Collateral Account or in any Approved Deposit Account or Control Account shall be applied on a daily basis as provided in clause (d) above (and, if in an Approved Deposit Account or Control Account, the Borrower shall cause such excess to be delivered to the Administrative Agent for application).

Section 2.10	Interest

(a)        Rate of Interest. All Loans and the outstanding amount of all other Obligations (other than pursuant to Hedging Contracts that are Loan Documents, to the extent such Hedging Contracts provide for the accrual of interest on unpaid obligations) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i)        with respect to the Tranche A Facility, (A) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (x) the Base Rate as in effect from time to time and (y) the Applicable Margin for Base Rate Loans that are Tranche A Loans; and (B) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (x) the Eurodollar Rate determined for the applicable Interest Period and (y) the Applicable Margin for Tranche A Loans in effect from time to time during such Eurodollar Interest Period.

(ii)       with respect to the Tranche A-1 Facility, (A) if a Base Rate Loan, at a rate per annum equal to the sum of (x) the Base Rate as in effect from time to time and (y) the Applicable Margin for Base Rate Loans that are Tranche A-1 Loans; and (B) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (x) the Eurodollar Rate determined for the applicable Interest Period and (y) the Applicable Margin for Tranche A-1 Loans in effect from time to time during such Eurodollar Interest Period.

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(b)       Interest Payments. (i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such day following the making of such Base Rate Loan and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on Swing Loans shall be payable in arrears on the first Business Day of the immediately succeeding calendar month, (iii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than one month, on the first Business Day of each calendar month during such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iv) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c)        Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest otherwise applicable to such Loans or other Obligations from time to time. Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to clause (b) above or otherwise on demand.

Section 2.11	Conversion/Continuation Option

(a)        The Borrower may elect (i) at any time on any Business Day, to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Loans for each Interest Period must be in the amount of at least $ 3,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Tranche A Loans or Tranche A-1 Loans, as applicable, of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Revolving Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

(b)       The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest

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Period shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14 (Special Provisions Governing Eurodollar Rate Loans). If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.12	Fees

(a)        Unused Commitment Fee. The Borrower agrees to pay in immediately available Dollars: (a) to each Tranche A Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Tranche A Lender exceeds such Tranche A Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Tranche A Loans and (ii) the outstanding amount of the aggregate Letter of Credit Obligations (the “Unused Tranche A Commitment Fee”) from the Effective Date through the Revolving Credit Termination Date at 0.375% per annum, payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such Business Day following the Effective Date and (B) on the Revolving Credit Termination Date and (b) to each Tranche A-1 Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Tranche A-1 Lender exceeds such Tranche A-1 Lender’s Ratable Portion of the aggregate outstanding principal amount of Tranche A-1 Loans (the “Unused Tranche A-1 Commitment Fee”) from the Effective Date through the Revolving Credit Termination Date at 0.375% per annum, payable in arrears (i) on the first Business Day of each calendar month, commencing on the first such Business Day following the Effective Date and (ii) on the Revolving Credit Termination Date. Notwithstanding anything to the contrary provided in this clause (a), no Defaulting Lender shall be entitled to receive any Unused Commitment Fees for so long as it remains a Defaulting Lender and the amount of any Unused Commitment Fee that otherwise would have been payable to such Lender shall be retained by the Borrower. For the avoidance of doubt, from the date that any such Defaulting Lender ceases to be a Defaulting Lender, the accrual of Unused Commitment Fees shall resume but the Borrower shall not be required to pay a “cure” amount or any arrearage with respect to the period during which such Lender was a Defaulting Lender.

(b)       Effective Date Commitment Fee. The Borrower agrees to pay in immediately available Dollars to each Lender an upfront commitment fee equal to 1.00% of the aggregate amount of each such Lender’s Ratable Portion of the Revolving Credit Commitments at the Effective Date (the ““Effective Date Commitment Fee”), payable on the Effective Date.

(c)	[Reserved].

(d)       Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

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(i)        to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.25% per annum of the maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such Business Day following the Issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided that (i) no Defaulting Lender shall be entitled to receive an issuance fee for so long as it remains a Defaulting Lender and the amount of any issuance fee that otherwise would have been payable to such Lender shall be retained by the Borrower and (ii) for the avoidance of doubt, from the date that any such Defaulting Lender ceases to be a Defaulting Lender, the accrual of issuance fees shall resume but the Borrower shall not be required to pay a “cure” amount or any arrearage with respect to the period during which such Lender was a Defaulting Lender;

(ii)       to the Administrative Agent for the ratable benefit of the Tranche A Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin for Eurodollar Rate Loans that are Tranche A Loans on the maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such Business Day following the Issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum (instead of, and not in addition to, any increase pursuant to Section 2.10(c) (Interest) and shall be payable on demand; and provided, further that (i) no Defaulting Lender shall be entitled to receive an undrawn fee for so long as it remains a Defaulting Lender and the amount of any undrawn fee that otherwise would have been payable to such Lender shall be retained by the Borrower and (ii) for the avoidance of doubt, from the date that any such Defaulting Lender ceases to be a Defaulting Lender, the accrual of undrawn fees shall resume but the Borrower shall not be required to pay a “cure” amount or any arrearage with respect to the period during which such Lender was a Defaulting Lender; and

(iii)      to the Issuer of any Letter of Credit, with respect to the Issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of Issuance, amendment, transfer or drawing, as the case may be.

(e)        Additional Fees. The Borrower has agreed to pay to the Administrative Agent additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

Section 2.13	Payments and Computations

(a)        The Borrower shall make each payment hereunder (including fees and expenses) not later than 1:00 p.m. (New York time) on the day when due, in Dollars to the Administrative Agent at its address referred to in Section 9.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that

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amounts payable pursuant to Section 2.15 (Capital Adequacy), Section 2.16 (Taxes) or Section 2.14(c), (d) or (e) (Special Provisions Governing Eurodollar Rate Loans) shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender. Payments received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed to be received on the next Business Day.

(b)       All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (or 365/366 days in the case of Obligations bearing interest at the Base Rate), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)        Each payment by the Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in Dollars.

(d)       Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans under either Facility shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Eurodollar Interest Periods being repaid prior to those having later expiring Eurodollar Interest Periods.

(e)        Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(f)        Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.9(b) or (e) (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans under either Facility that the

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Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower; second, to repay the outstanding principal amount of the Swing Loans until such Swing Loans have been repaid in full; third, to repay the outstanding principal balance of the Tranche A Loans until such Tranche A Loans shall have been repaid in full; fourth, to repay the outstanding principal balance of the Tranche A-1 Loans until such Tranche A-1 Loans shall have been repaid in full; and fifth to any other Obligation then due and payable. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Revolving Loans under any Facility received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion of such Facility; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions of such Facility. Notwithstanding the foregoing, to the extent permitted by applicable law, until such time as the Default Excess with respect to any Defaulting Lender shall have been reduced to zero, any payments received by the Administrative Agent and applied pursuant to this clause (f) shall be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Credit Outstandings of such Defaulting Lender were zero.

(g)       The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of clauses (b) and (e) of Section 2.9 (Mandatory Prepayments) and clause (f) above, the Administrative Agent (A) may, upon the written direction of the Requisite Lenders or (B) shall, upon the acceleration of the Obligations pursuant to Section 7.2 (Remedies), to the extent not already delivered, deliver a Blockage Notice to each Deposit Account Bank for each Approved Deposit Account and apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account or in any Approved Deposit Account or Control Account (and, if in an Approved Deposit Account or Control Account, the Borrower shall cause such excess to be delivered to the Administrative Agent for application) and all other proceeds of Collateral in the following order:

(i)        first, to pay interest on and then principal of any portion of the Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(ii)       second, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due the Administrative Agent and in respect of Cash Management Obligations then due to the Administrative Agent arising solely in connection with any deposit account or other depository arrangement provided by the Administrative Agent in connection with the Loan Documents;

(iii)      third, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuers;

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(iv)      fourth, to pay Secured Obligations in respect of any fees then due to the Agents, the Lenders and the Issuers;

(v)       fifth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations;

(vi)      sixth, to pay or prepay principal amounts on the Tranche A Loans and Reimbursement Obligations, to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 7.3 (Actions in Respect of Letters of Credit), and to pay amounts owing with respect to Hedging Contracts to the extent of any Secured Hedging Reserve applicable thereto, ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts and Obligations owing with respect to such Hedging Contracts to the extent of such Secured Hedging Reserve; provided, however that notwithstanding the foregoing, to the extent permitted by applicable law, until such time as the Default Excess with respect to any Defaulting Lender shall have been reduced to zero, any payments received by the Administrative Agent and applied pursuant to this clause (g)(vi) shall be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Credit Outstandings of such Defaulting Lender were zero;

(vii)     seventh, to pay or prepay principal amounts on the Tranche A-1 Loans;

(viii)    eighth, to the ratable payment of all other Secured Obligations; and

(ix)      ninth, any balance remaining after the payment in full in cash of amounts owing pursuant to clauses first through seventh above shall be paid over to the Junior Lien Administrative Agent in accordance with the Intercreditor Agreement;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) above the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Secured Obligations described in such clauses; provided, further that payments that would otherwise be allocated to the Tranche A Lenders shall be allocated first to repay Protective Advances and Swing Loans pro rata until such Protective Advances and Swing Loans are paid in full and then to repay the Tranche A Loans. The order of priority set forth in clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) above may at any time and from time to time be changed by the agreement of all of the Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer (including, for the avoidance of doubt, any Junior Lien Lender). The order of priority set forth in clauses (i), (ii), (iii) and (iv) above may be changed only with the prior written consent of the Administrative Agent in addition to that of all of the Lenders.

(h)       At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Revolving Loans and Protective Advances may be paid from the proceeds of Swing Loans or

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Revolving Loans. The Borrower hereby authorizes the Swing Loan Lender to make such Swing Loans pursuant to Section 2.3(a) (Swing Loans) and the Lenders to make such Revolving Loans pursuant to Section 2.2(a) (Borrowing Procedures) from time to time in the amounts of any and all principal payable with respect to the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Revolving Loans and Protective Advances, and further authorizes the Administrative Agent to give the Lenders notice of any borrowing with respect to such Swing Loans and Revolving Loans and to distribute the proceeds of such Swing Loans and Revolving Loans to pay such amounts. The Borrower agrees that all such Swing Loans and Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), which conditions the Lenders irrevocably waive for purposes of this clause (h)) and directs that all proceeds thereof shall be used to pay such amounts.

Section 2.14	Special Provisions Governing Eurodollar Rate Loans
(a)	Determination of Interest Rate

The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

(b)	Interest Rate Unascertainable, Inadequate or Unfair

In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c)	Increased Costs

If at any time any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

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(d)	Illegality

Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the Effective Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(e)	Breakage Costs

In addition to all amounts required to be paid by the Borrower pursuant to Section 2.10 (Interest), the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Defaulting Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.9(a), (b), (c) or (d) (Mandatory Prepayments) but excluding pursuant to Section 2.9(e)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

Section 2.15	Capital Adequacy

If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the Effective Date regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any

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guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

Section 2.16	Taxes

(a)        Except as otherwise provided in this Section 2.16, any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender, each Issuer and the Administrative Agent (A) taxes measured by its net income, and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, such Issuer or the Administrative Agent (as the case may be) is organized and (B) any U.S. withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Effective Date (or, in the case of (x) an Eligible Assignee, the date of the Assignment and Acceptance, (y) a successor Administrative Agent, the date of the appointment of such Administrative Agent, and (z) a successor Issuer, the date such Issuer becomes an Issuer) applicable to such Lender, such Issuer or the Administrative Agent, as the case may be, but not excluding any U.S. withholding taxes payable as a result of any change in such laws occurring after the Effective Date (or the date of such Assignment and Acceptance or the date of such appointment of such Administrative Agent or the date such Issuer becomes an Issuer) and (ii) in the case of each Lender or each Issuer, taxes measured by its net income and franchise taxes imposed on it as a result of a present or former connection between such Lender or such Issuer (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, any Issuer or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16), such Lender, such Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

(b)       In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States

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or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c)        Each Loan Party shall, jointly and severally, indemnify each Lender, each Issuer and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender, such Issuer or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, such Issuer or the Administrative Agent (as the case may be) makes written demand therefor.

(d)       Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

(e)        Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.16 shall survive the payment in full of the Obligations.

(f)        Each Non-U.S. Lender that is entitled to an exemption from U.S. withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall (v) on or prior to the Effective Date in the case of each Non-U.S. Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such Non-U.S. Lender becomes a Lender, on or prior to the date a successor Issuer becomes an Issuer or on or prior to the date a successor Administrative Agent becomes the Administrative Agent, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and (z) from time to time thereafter if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of each of the following, as applicable:

(i)        (A) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form, (B) Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form, (C) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form or (D) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other

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documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to U.S. withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)       Each U.S. Lender shall (v) on or prior to the Effective Date in the case of each U.S. Lender that is a signatory hereto, (w) on the date of the Assignment and Acceptance pursuant to which such U.S. Lender becomes a Lender, on or prior to the date a successor Issuer becomes an Issuer or on or prior to the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent and (z) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Solely for purposes of this Section 2.16(f), a U.S. Lender shall not include a Lender, an Issuer or an Administrative Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation section 1.6049-4(c)(1)(ii).

(g)       Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.17	Substitution of Lenders

(a)        In the event that (i)(A) any Lender makes a claim under Section 2.14(c) (Increased Costs) or 2.15 (Capital Adequacy), (B) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower pursuant to Section 2.14(d) (Illegality), (C) any Loan Party is required to make any payment pursuant to Section 2.16 (Taxes) that is attributable to a particular Lender or (D) any Lender becomes a Defaulting Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clause (i)(A), (B) and (C) above, Lenders holding at least 75% of the Revolving Credit Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Borrower intends to make such substitution.

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(b)       If the Substitution Notice was properly issued under this Section 2.17, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents, and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (which, pursuant to Section 9.5 (Limitation of Liability), do not include exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Revolving Credit Commitment in the amount of such Affected Lender’s Revolving Credit Commitment assumed by it and such Revolving Credit Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

(c)        Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Revolving Credit Note (if such Loans are evidenced by a Revolving Credit Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

ARTICLE III

Conditions to Loans and Letters of Credit

Section 3.1	Conditions Precedent to Effectiveness

The effectiveness of this Agreement and the amendment and restatement of the Existing Credit Agreement, and the obligation of each Lender to make any Loans requested to be made by it on the Effective Date, are subject to the satisfaction or due waiver in accordance with Section 9.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent (the date on which all of such conditions precedent shall have been satisfied or duly waived, the “Effective Date”):

(a)        Certain Documents. The Administrative Agent shall have received on or prior to the Effective Date each of the following, each dated the Effective Date, to the extent not delivered in connection with the Existing Credit Agreement unless otherwise requested by the Administrative Agent, in form and substance satisfactory to the Lenders and in sufficient copies for each Lender:

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(i)        this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Revolving Credit Note of the Borrower conforming to the requirements set forth herein;

(ii)       the Reaffirmation Agreement, duly executed by the Borrower and each Guarantor party thereto, together with, to the extent not delivered in connection with the Existing Credit Agreement unless otherwise requested by the Administrative Agent, each of the following:

(A)        evidence satisfactory to the Agents that, upon the filing and recording of instruments delivered on the Initial Closing Date or the Effective Date, as applicable, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest in the Collateral, including (x) such documents duly executed by each Loan Party as the Administrative Agent may request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Security Agreement) and (y) copies of UCC search reports as of a recent date prior to the Effective Date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those that shall be terminated on the Effective Date or are otherwise permitted hereunder;

(B)       all Deposit Account Control Agreements, duly executed by the corresponding Deposit Account Bank and Loan Party, that, in the reasonable judgment of the Administrative Agent, shall be required for the Loan Parties to comply with Section 5.11 (Control Accounts; Approved Deposit Accounts); and

(C)       (1) Securities Account Control Agreements duly executed by the appropriate Loan Party and all “securities intermediaries” (as defined in the UCC) with respect to all Securities Accounts and securities entitlements of the Borrower and each Guarantor that, in the reasonable judgment of the Administrative Agent, shall be required for the Loan Parties to comply with Section 5.11 (Control Accounts; Approved Deposit Accounts) and (2) commodity account control agreements duly executed by the appropriate Loan Party and all “commodities intermediaries” (as defined in the UCC) with respect to all commodities contracts and commodities accounts held by the Borrower and each Guarantor;

(iii)      receipt of a favorable opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent, addressed to the Agents, the Lenders and the Issuers;

(iv)      a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date prior to the Effective Date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

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(v)       a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (iv) above;

(vi)      a certificate of a Responsible Officer certifying that on the Effective Date (after giving effect to any Loans to be made hereunder on such date) (A) each condition set forth in Section 3.2(b),(d) and(e) (Conditions Precedent to Each Loan and Letter of Credit) has been satisfied, (B) no litigation has been commenced against any Loan Party or any of its Subsidiaries that would have a Material Adverse Effect, (C) attached to such certificate are true and correct copies of the final executed (i) Existing Senior Secured Note Documents, (ii) New Senior Secured Note Documents and (iii) Existing Subordinated Note Documents in each case together with all schedules, amendments, waivers, supplements and side letters thereto and (D) that each condition stated in clauses (d), (e), (f), (g) and (h) of this Section 3.1 (Conditions Precedent to Effectiveness) has been met;

(vii)     evidence satisfactory to the Agents that the insurance policies required by Section 5.3 (Maintenance of Property; Insurance) and any Collateral Document are in full force and effect as of the Effective Date, together with, unless otherwise agreed by the Agents, endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the Collateral of the Borrower and each other Loan Party; and

(viii)    such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

(b)       Cash Management. The Administrative Agent shall have received evidence that, as of the Effective Date, the procedures with respect to cash management required by the Collateral Documents have been established and are currently being maintained by each Loan Party, together with copies of all executed lockbox agreements and Deposit Account Control Agreements executed by such Loan Party in connection therewith.

(c)        Fee and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the

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Effective Date (including all such fees described in the Fee Letter), in each case to the extent invoiced prior to 5:00 p.m. (New York time) on the date prior to the Effective Date.

(d)       Financial Statements. The Agents shall have received an unaudited Consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of Fiscal Year 2008 and the related unaudited Consolidated statements of operations, cash flows and stockholders’ equity for such Fiscal Year, which financial statements shall, in each case, be subject to adjustments (x) proposed by the Borrower’s Accountants and accepted by the Borrower, (y) to reflect the Accounting Investigation and any Restatement and (z) in accordance with the Statement of Financial Accounting Standards 141, “Business Combinations” issued by the Financial Accounting Standards Board, setting forth in each case in comparative form the figures for the previous Fiscal Year, all prepared in conformity with GAAP and certified by the Borrower’s chief executive officer, chief financial officer or chief accounting officer that (i) such Financial Statements fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur).

(e)        Consents, Etc. Each of the Borrower, and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Borrower, and its Subsidiaries lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith and (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

(f)        Cash Flow Certificate. The Lenders shall have received the Weekly Cash Flow Certificate for the 13 week period following the Effective Date.

(g)       Contribution of Proceeds of European Term Loan and European Intercompany Loan and Delivery of Documents. The Lenders shall have received satisfactory evidence that (i) the proceeds of the European Term Loan, in an amount not to exceed $33,500,000 (or its equivalent in Euros), have been loaned to and received by the Borrower on or prior to the Effective Date and (ii) that the proceeds of the European Intercompany Loan, in an amount equal to at least $25,700,000 (or its equivalent in Euros) shall be applied as soon as practicable thereafter in repayment of the Loans hereunder, and the Lenders shall have received theEuropean Term Loan Documents and the documentation in respect of the European Intercompany Loan, in each case in form and substance satisfactory to the Lenders and in sufficient copies for each Lender, duly executed by the parties thereto.

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(h)       Contribution of Proceeds of Junior Term Loan and Delivery of Junior Lien Documents. The Lenders shall have received satisfactory evidence that the proceeds of the term loan made under the Junior Lien Credit Agreement, in an amount not less than $15,000,000, have been received by the Borrower on the Effective Date and such proceeds shall be immediately applied in repayment of the Loans hereunder, and the Lenders shall have received the Junior Lien Documents, in form and substance satisfactory to the Lenders and in sufficient copies for each Lender, duly executed by the Borrower and each Guarantor party thereto.

(i)        Business Plan. The Lenders shall have received and be satisfied with the Borrower’s business plan which shall include a balance sheet forecast on a monthly basis for 2009 and on an annual basis thereafter through the year of the Revolving Credit Termination Date and an income statement forecast on an annual basis through the year of the Revolving Credit Termination Date, in each case prepared by the Borrower’s management.

Section 3.2	Conditions Precedent to Each Loan and Letter of Credit

The obligation of each Lender on any date (including the Effective Date) to make any Loan and of each Issuer on any date (including the Effective Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)        Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b)       Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

(i)        the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Effective Date and shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of any such date after the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(ii)       no Default or Event of Default shall have occurred and be continuing.

(c)        Borrowing Base. The Loan Parties shall have delivered the Borrowing Base Certificate required to be delivered by Section 5.1(n) (Information). After giving effect to the Loans or Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, (i)

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the Tranche A Outstandings shall not exceed the Maximum Tranche A Credit at such time and (ii) the Tranche A-1 Outstandings shall not exceed the Maximum Tranche A-1 Credit at such time.

(d)       No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

(e)        Cash Collateral with respect to Defaulting Lenders. The Borrower has (i) posted any cash collateral required by the Swing Loan Lender and/or Issuer or (ii) entered into some other arrangement satisfactory to such Swing Loan Lender or such Issuer, in each case as provided for in Section 2.2(d) (Borrowing Procedures).

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (b) and clause (d) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3	Determinations of Initial Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Effectiveness), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing or Swing Loans.

ARTICLE IV

Representations and Warranties

To induce the Lenders, the Issuers and the Agents to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders, the Issuers and the Agents, on and as of the Effective Date and after giving effect to the making of the Loans and the other financial accommodations on the Effective Date and on and as of each date as required by Section 3.2(b)(i) (Conditions Precedent to Each Loan and Letter of Credit):

Section 4.1	Corporate Existence and Power

Each of the Borrower and its Subsidiaries (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a

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Material Adverse Effect, (iii) is in compliance with its Constituent Documents, (iv) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (v) has all corporate powers, all necessary and material Permits and all material governmental licenses, consents, authorizations and approvals required to carry on its business as now conducted.

Section 4.2	Corporate and Governmental Authorization; No Contravention

The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and require no action or authorization by or in respect of, or filing with, or consent or approval of, or notice to any Governmental Authority or any other Person (other than filings required to perfect the Liens created by the Collateral Documents). The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party do not (i) contravene any Requirement of Law (including Regulations T, U and X of the Federal Reserve Board), (ii) contravene such Loan Party’s Constituent Documents, (iii) contravene, or constitute a default under, any agreement, judgment, injunction, order, decree, instrument or other material Contractual Obligation binding upon the Borrower or any Subsidiary, or (iv) except as contemplated by the Collateral Documents, result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.

Section 4.3	Binding Effect

(a)        Each Loan Party has duly executed and delivered each of the Loan Documents to which it is a party and each of the Loan Documents (other than the Notes) to which such Loan Party is a party constitutes a valid and binding agreement of such Loan Party and each Note, upon due execution thereof by the Borrower will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except (i) as may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, (ii) as rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability, and (iii) as limited by legal or equitable principles of reasonableness, good faith and fair dealing.

Section 4.4	Financial Information

(a)        Excluding any Restatement or the Accounting Investigation (for so long as it shall continue), the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 29, 2007 and the related Consolidated statements of operations, cash flows and stockholders’ equity for the Fiscal Year then ended, reported on by BDO Seidman, LLP, a copy of which has been delivered to each of the Lenders, fairly present, in all material respects, in conformity with GAAP, the Consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

(b)       Excluding any Restatement or the Accounting Investigation (for so long as it shall continue), the unaudited Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2008 and September 30, 2008, and the related unaudited Consolidated statements of operations, cash flows and stockholders’ equity for the fiscal periods then ended

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(collectively, the “Unaudited Financial Statements”), copies of which have been delivered to the Lenders, fairly present, in all material respects, in conformity with GAAP, the Consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their Consolidated results of operations and cash flows for such periods.

(c)        Except with respect to (i) any Restatement or (ii) any events or circumstances discovered in the Accounting Investigation, in each case that do not affect the results of operations, contingent liabilities, profitability or prospects of the Borrower or the value or the Administrative Agent’s Lien on the Collateral, there has been no Material Adverse Effect since June 29, 2007.

(d)       None of the Borrower or any of the Borrower’s Subsidiaries has any material obligation, contingent liability or liability for taxes (other than the Canadian Tax Liabilities, until such time as the Accounting Investigation and any Restatement of financial reports in connection therewith are completed and the required tax returns for Colorite Plastics Canada Ltd. are filed with the appropriate Governmental Authority in accordance with Section 5.2 (Payment of Obligations)), long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clauses (a) or (b) above or in the notes thereto and not otherwise permitted by this Agreement.

Section 4.5	Litigation

Other than the Accounting Investigation, there is no action, suit or proceeding pending against, or to the best of the Borrower’s knowledge, threatened against or affecting, the Borrower or any Subsidiary before any Governmental Authority or arbitrator (i) in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of the Loan Documents. The performance of any action by any Loan Party required or contemplated by any Loan Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.6	Compliance with ERISA

(a)        Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Title IV Plan and Multiemployer Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Title IV Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Title IV Plan, (ii) failed to make by its due date any required contribution or payment to any Title IV Plan or Multiemployer Plan, or made any amendment to any Title IV Plan, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code with respect to such Title IV Plan or (iii) incurred any material liability under Title IV of ERISA with respect to any Title IV Plan or Multiemployer Plan other than a liability to the PBGC for premiums due but not delinquent under Section 4007 of ERISA.

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(b)       Schedule 4.6 separately identifies as of the Effective Date all Title IV Plans, and all Multiemployer Plans to which the Borrower or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

Section 4.7	Environmental Compliance

(a)        Except to the extent that the Environmental Liabilities of the Borrower and its Subsidiaries, taken as a whole, that relate to or can reasonably be expected to result from the matters referred to in clauses (i) through (vii), would not exceed $10,000,000 for any individual issue or relating to a particular facility, or $25,000,000 in the aggregate:

(i)        no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been served, no penalty has been assessed and, to the best of the Borrower’s knowledge, no investigation or review is pending or threatened by any governmental or other entity with respect to any (A) alleged violation by the Borrower or any Subsidiary of any Environmental Law, (B) alleged failure by the Borrower or any Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business, (C) Regulated Activity or (D) Release of Hazardous Substances;

(ii)       other than Regulated Activity undertaken in compliance with all applicable Environmental Laws, (A) neither the Borrower nor any Subsidiary has engaged in any Regulated Activity and (B) no Regulated Activity has occurred at or on any property now or previously owned, leased or operated by the Borrower or any Subsidiary during the period of such ownership, lease or operation by the Borrower or any Subsidiary;

(iii)      to the best of the Borrower’s knowledge, no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or underground storage tank (active or abandoned) is or has been present at any property now or previously owned, leased or operated by the Borrower or any Subsidiary during the period of such ownership, lease or operation by the Borrower or any Subsidiary;

(iv)      no Hazardous Substance has been Released (and no written notification of such Release has been filed) or is present (whether or not in a reportable or threshold planning quantity) at, on or under any property now or previously owned, leased or operated by the Borrower or any Subsidiary during the period of such ownership, lease or operation by the Borrower or any Subsidiary;

(v)       to the best of the Borrower’s knowledge, no property now or previously owned, leased or operated by the Borrower or any Subsidiary or any property to which the Borrower or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to the best of the Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up;

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(vi)      there are no Liens under Environmental Laws on any of the Real Property or other assets owned or leased by the Borrower or any Subsidiary, to the best of the Borrower’s knowledge, no government actions have been taken or are in process which could subject any of such properties or assets to such liens, and neither the Borrower nor any Subsidiary would be required to place any notice or restriction relating to Hazardous Substances at any property owned by it in any deed to such property; and

(vii)     there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Borrower has knowledge in relation to the current or prior business of the Borrower or any property or facility now or previously owned, leased or operated by the Borrower or any Subsidiary, access to which has not been provided to the Lenders at least five (5) days prior to the Effective Date.

(b)       To the best of the Borrower’s knowledge, no current facts, circumstances or conditions exist with respect to the Borrower or any of its Subsidiaries or any Real Property currently or formerly owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to result in the Borrower or any of its Subsidiary incurring unbudgeted Environmental Liabilities in excess of $10,000,000 either individually or at any particular property or $25,000,000 in the aggregate.

(c)        For purposes of this Section, the terms “Borrower” and “Subsidiary” shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of the Borrower or any Subsidiary.

Section 4.8	Taxes

(a)        Except in the case of the Canadian Tax Liabilities, the Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns (collectively, the “Tax Returns”) which are required to be filed by them and have paid all taxes and assessments payable by it which have become due pursuant to such returns or pursuant to any material assessment received by the Borrower or any Subsidiary, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been provided for on the Financial Statements of the Borrower and its Subsidiaries to the extent required by and in accordance with GAAP. As of the Effective Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(b)       Except in the case of the Canadian Tax Liabilities, as of the Effective Date, none of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the

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Administrative Agent has received a copy prior to the Effective Date or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.

(c)        The Borrower does not intend to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6 011-4).

Section 4.9	Ownership of Borrower; Subsidiaries

(a)        As of the Effective Date, the authorized capital stock of the Borrower consists of 10,000,000 shares of common stock, $0.01 par value per share, of which 3,500,000 shares are issued and outstanding. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable and is owned beneficially and of record by the Persons listed on Schedule 4.9(c). There are no agreements or understandings to which the Borrower is a party with respect to the voting, sale or transfer of any shares of Stock of the Borrower or any agreement restricting the transfer or hypothecation of any such shares.

(b)       Each of the Borrower’s Subsidiaries is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate or other organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(c)        Schedule 4.9(c) lists (i) all of the Subsidiaries of the Borrower as of the Effective Date, (ii) as to each such Subsidiary, the jurisdiction of its organization and (iii) as to each Domestic Subsidiary and each first-tier Foreign Subsidiary, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Effective Date, the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower and the direct parent thereof. No Stock of any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right, other than the Restructuring Warrants. All of the outstanding Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other than the Liens in favor of the New Senior Secured Note Trustee and the Existing Senior Secured Note Trustee), options, warrants, rights of conversion or purchase or any similar rights. Neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents, the New Senior Secured Note Documents and the Existing Senior Secured Note Documents. The Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 6.6 (Investments). Each Domestic Subsidiary of the Borrower is a Guarantor, and each Guarantor is a direct or indirect Subsidiary of the Borrower.

(d)	Distributors Recycling, Inc. is a De Minimis Subsidiary.

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Section 4.10	No Regulatory Restrictions on Borrowing

None of the Borrower or any Subsidiary of the Borrower is (i) an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) otherwise subject to any regulatory scheme which restricts its ability to incur debt.

Section 4.11	Full Disclosure

(a)        Excluding any Restatement or the Accounting Investigation (for so long as it shall continue), all information furnished by each Loan Party since December 28, 2007 to any Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by each Loan Party to any Agent or any Lender will be, taken as a whole, true and accurate in all material respects on the date as of which such information is stated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided. Each Loan Party has, to the best of its knowledge, disclosed to the Lenders in writing any and all facts which materially and adversely affect, or may affect (to the extent the Loan Parties can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the Loan Parties’ ability to perform their obligations under the Loan Documents.

(b)       The Projections were based on assumptions believed by the Borrower to be reasonable as of their date and as of their date represented the reasonable best estimate of future performance of the Borrower and its Subsidiaries. During the period from the date of the Projections to and including the Effective Date, to the best of the Borrower’s knowledge, no event has occurred and no condition has come into existence which would have caused the projected financial statements therein to be materially misleading.

Section 4.12	Intellectual Property

The Borrower and each of its Subsidiaries owns, possesses or holds under valid licenses all patents, trademarks, service marks, trade names, copyrights, licenses and other intellectual property rights that are necessary for the operation of their respective properties and businesses, and neither the Borrower nor any of its Subsidiaries is in violation of any provision thereof. Neither the Borrower nor its Subsidiaries has received actual notice of, or knows of any valid basis for, any claim of infringement of any material license, patent, trademark, trade name, service mark, copyright, trade secret or any other intellectual property right of others, and, to the best knowledge of the Borrower, there is no infringement or claim of infringement by others of any material license, patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property right of the Borrower and its Subsidiaries.

Section 4.13	[Reserved]
Section 4.14	Labor Relations

(a)        Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse

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Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

(b)       Schedule 4.14 sets forth, as of the Effective Date, all collective bargaining agreements covering any employee of the Borrower or its Subsidiaries, and all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the Borrower and any of its Subsidiaries.

Section 4.15	Subordinated Notes; etc.

All Obligations hereunder and under the other Loan Documents constitute “ABL Facility Priority Lien Debt” as such term is defined in, and for purposes of, the New Senior Secured Note Indenture. All Obligations hereunder and under the other Loan Documents constitute “Priority Lien Debt” as such term is defined in, and for purposes of, the Existing Senior Secured Note Indenture. So long as any Existing Subordinated Notes remain outstanding, all Obligations hereunder and under the other Loan Documents constitute “Senior Debt” and “Designated Senior Debt,” as such terms are defined in, and for purposes of, the Existing Subordinated Note Indenture. This Agreement (i) is included in the “Credit Agreement” as such term is defined in, and for purposes of, each of the Existing Subordinated Note Indenture and the Existing Senior Secured Note Indenture and (ii) constitutes a “Credit Facility” as such term is defined in, and for purposes of, the New Senior Secured Note Indenture.

Section 4.16	Deposit Accounts

The only checking, savings, deposit, securities and other accounts at any bank or other financial institution where cash or Cash Equivalents are deposited or maintained by the Borrower or any other Loan Party are the accounts set forth on Schedule 4.16 and such other accounts as are opened in accordance with Section 5.11 (Control Accounts; Approved Deposit Accounts). Schedule 4.16 hereto accurately sets forth, as of the Effective Date, for each Loan Party, each such Deposit Account and Securities Account maintained by such Loan Party (including a description thereof and the respective account number) and the name of the respective bank or securities intermediary with which such Deposit Account or Securities Account is maintained.

Section 4.17	No Burdensome Restrictions; No Defaults

(a)        None of the Borrower or any Subsidiary of the Borrower (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the

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happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 6.1 (Limitation on Liens)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

(b)       Neither the Borrower nor any Subsidiary of the Borrower is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of any Loan Party, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect; provided that no Subordinated Note Covenant Default shall constitute a “default” for the purposes of this clause (b); provided further, that, prior to the earlier of (i) the effectiveness of the Deregistration Note Amendment with respect to the Existing Senior Secured Note Indenture and the New Senior Secured Note Indenture, as applicable, (ii) the delivery of a compliance certificate to the Administrative Agent in connection with the Borrower’s delivery of certain financial information pursuant to Section 5.1(c) of this Agreement, together with any Waiver of the Financial Statement Delay Default under the Existing Senior Secured Note Indenture and the New Senior Secured Note Indenture, and (iii) December 31, 2009, no Financial Statement Delay Default shall constitute a “default” for purposes of this clause (b).

(c)	No Default or Event of Default has occurred and is continuing.

(d)       To the best knowledge of the Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

Section 4.18	Insurance

Schedule 4.18 sets forth as of the Effective Date a summary of all insurance policies maintained by the Borrower and its Subsidiaries. All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. None of the Borrower or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

Section 4.19	Title; Real Property

Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 6.1 (Limitation on Liens). Set forth on Schedule 4.19 is a complete and accurate list of all Real Property of each Loan Party and its Subsidiaries and showing, as of the Effective Date, the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner and, where applicable, lessee thereof.

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ARTICLE V

Affirmative Covenants

The Borrower hereby covenants and agrees that, on and after the Effective Date and until the Revolving Credit Commitments and all Letters of Credit have terminated and the Loans and Reimbursement Obligations, together with interest, fees and all other Obligations (other than indemnities for which no claim for payment has been made) incurred hereunder and under the other Loan Documents, are paid in full:

Section 5.1	Information

The Borrower shall deliver to the Administrative Agent (with sufficient copies for each of the Lenders):

(a)        Annual Reports. As soon as available and in any event within 91 days after the end of each Fiscal Year (or, in the case of the audited reports due for Fiscal Year 2008 and Fiscal Year 2009, on or prior to December 31, 2009), a Consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related Consolidated statements of operations, cash flows and stockholders’ equity for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all prepared in conformity with GAAP and certified, without qualification as to the scope of the audit or as to the Borrower being a going concern, by the Borrower’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such accounting firm shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by such accounting firm in connection with such Financial Statements has been made in accordance with generally accepted auditing standards; provided, however notwithstanding anything to the contrary contained in this clause (a), the Borrower shall be required to provide, within 91 days after the end of Fiscal Year 2009, unaudited Consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the such Fiscal Year and the related unaudited Consolidated statements of operations, cash flows and stockholders’ equity for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all prepared in conformity with GAAP and certified by the Borrower’s chief executive officer, chief financial officer or chief accounting officer that, subject to adjustments to reflect the Accounting Investigation and any Restatement (i) such Financial Statements fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur).

(b)       Quarterly and Monthly Reports. (i) As soon as available and in any event within 46 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter,

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the  related Consolidated statement of operations for such Fiscal Quarter and the related Consolidated statements of cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in the case of each such statement of cash flows in comparative form the figures for the corresponding period in the previous Fiscal Year, all certified (subject to normal year end adjustments and, in the case of financial statements delivered prior to completion of any Restatement, shall be subject to adjustments to reflect the Accounting Investigation and any Restatement) as to fairness of presentation and consistency with GAAP by the Borrower’s chief executive officer, chief financial officer or chief accounting officer and (ii) within 45 days after the end of the first two fiscal months in each Fiscal Quarter, a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal month, the related Consolidated statement of operations for such fiscal month and the related consolidated statements of cash flow for that portion of the current Fiscal Year ending as of the close of such month, setting forth in the case of each such statement of cash flow in comparative form the figures for the corresponding period in the previous Fiscal Year, all certified (subject to normal year end adjustments and, in the case of financial statements delivered prior to completion of any Restatement, shall be subject to adjustments to reflect the Accounting Investigation and any Restatement) as to fairness of presentation and consistency with GAAP by the Borrower’s chief executive officer, chief financial officer or chief accounting officer.

(c)        Compliance Certificate. Simultaneously with the delivery of each set of Financial Statements referred to in clauses (a) or (b)(i) above, a certificate of the Borrower’s chief executive officer, chief financial officer or chief accounting officer (i) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and (ii) with respect to the Financial Statements referred to in clause (a) above only, setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the Financial Covenantson the date of such financial statements. On a quarterly basis, beginning with the financial statements delivered pursuant to clause (b) above for the Fiscal Quarter ended on December 31, 2008 (and including, for the avoidance of doubt, the financial statements delivered for each Fiscal Year end thereafter pursuant to clause (a) above), the certificate delivered in connection with this clause (c) shall include a narrative of the type and covering the topics that would be included and discussed in the “Management Discussion and Analysis” portion of a filing with the SEC on form 10-K.

(d)       Accountant’s Certificate. Simultaneously with the delivery of each set of audited Financial Statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) stating whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements, and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above.

(e)        Projections. Commencing with (i) the Fiscal Year ending on or around June 30, 2009, within 60 days of the beginning of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, forecasts prepared by management of the Borrower for each Fiscal Year through the Fiscal Year in which the Revolving Credit Termination Date is scheduled to occur, including, in each instance, (A) a projected quarterly (for the next four Fiscal

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Quarters) and year-end Consolidated balance sheet and income statement and (B) a statement of all of the material assumptions on which such forecasts are based; and (ii) the Effective Date, and thereafter, as soon as available and in any event not later than 4 Business Days after the last day of each calendar week, a projected statement of aggregate cash receipts and disbursements for a period beginning on the date the prior weekly cash flow certificate required by this clause (e)(ii) was delivered and ending thirteen weeks from such date (the “Weekly Cash Flow Certificate”).

(f)        Default Notices. Within 3 Business Days after any officer of any Loan Party obtains knowledge of any Default, a certificate of the Borrower’s chief executive officer or chief accounting officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

(g)       Material Adverse Effect. As soon as reasonably practicable, and in any event within 3 Business Days after any officer of any Loan Party obtains knowledge thereof, notice of any event or condition (including, without limitation, any litigation, governmental investigation or other proceeding) which has had or threatens to have a Material Adverse Effect and the nature of such Material Adverse Effect, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

(h)       SEC Filings. Promptly after the filing thereof, notice of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10 -Q and 8-K (or their equivalents) filed by the Borrower or any of its Subsidiaries with the SEC and, to the extent not publicly available on the SEC’s EDGAR database, copies thereof.

(i)        ERISA Matters. Promptly, if and when any member of the ERISA Group (i) gives or receives notice, or has knowledge, of the occurrence of an ERISA Event, as applicable, notice thereof, together with a copy of the notice of such ERISA Event given or received; (ii) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; or (iii) fails to make any payment or contribution to any Title IV Plan or Multiemployer Plan or makes any amendment to any Title IV Plan which has resulted or could reasonably result in the imposition of a Lien or the posting of a bond or other security, a certificate of the Borrower’s chief executive officer or chief accounting officer setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take.

(j)        Environmental Matters. Promptly, upon receipt of any complaint, order, citation, notice or other written communication from any Person with respect to, or upon the Borrower’s obtaining knowledge of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or any Environmental Liability in connection with any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries, (ii) any Release of any Hazardous Substance on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case (x) which

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could result in the Borrower or any of its Subsidiaries incurring Environmental Liabilities in excess of $1,000,000 for any individual issue or relating to a particular facility, or $5,000,000 in the aggregate in any Fiscal Year or (y) which individually or in the aggregate could have a Material Adverse Effect.

(k)       Management Letters. Within 3 Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants.

(l)        Notices Under Certain Indentures. Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of all material notices, certificates or reports delivered pursuant to, or in connection with, the New Senior Secured Note Indenture, the Existing Senior Secured Note Indenture or, so long as any Existing Subordinated Notes remain outstanding, the Existing Subordinated Note Indenture.

(m)      Insurance. As soon as is practicable and in any event by September 30 of each Fiscal Year, the Borrower shall furnish the Administrative Agent (in sufficient copies for each of the Lenders) with (a) a report in form and substance satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower or any Subsidiary of the Borrower and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that the Administrative Agent has been named as loss payee with respect to all such insurance covering any Collateral.

(n)	Borrowing Base Determination.

(i)        The Borrower shall deliver, as soon as available and in any event not later than 5 Business Days after the last day of each calendar week, a Borrowing Base Certificate as of the end of such week executed by a Responsible Officer of the Borrower.

(ii)       The Borrower shall conduct, or shall cause to be conducted, at its expense and upon request of the Administrative Agent, and present to the Administrative Agent for approval, such Appraisals as the Administrative Agent shall request for the purpose of determining the Borrowing Base, all upon notice and at such times during normal business hours and as often as may be reasonably requested. The Administrative Agent shall, at the Borrower’s sole cost and expense, make test verifications of the Accounts and physical verifications of the Inventory in any manner and through any medium that the Administrative Agent considers advisable at least four times during each calendar year, and the Borrower shall furnish all such assistance and information as the Administrative Agent may require in connection therewith. The Syndication Agent may accompany the Administrative Agent during such verifications, at the Borrower’s sole cost and expense to the extent provided in Section 9.3 (Costs and Expenses). The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

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(iii)      Except for the Cash Dominion Period in effect on the Effective Date, the Borrower shall promptly notify the Administrative Agent in writing in the event that at any time the Borrower receives or otherwise gains knowledge that a Cash Dominion Period has begun.

(iv)      At any time and from time to time, upon the Administrative Agent’s request and at the expense of the Borrower, the Borrower shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that unless a Default or Event of Default shall be continuing, the Administrative Agent shall request no more than 4 such reports during any calendar year.

(o)       Tax Reporting. Promptly after the Borrower determines that it intends to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, the Borrower shall give the Administrative Agent written notice thereof and shall deliver to the Administrative Agent all IRS forms required in connection therewith.

(p)       Rate Change Notice. With respect to each applicable Fiscal Quarter during which there has been an increase or decrease in Consolidated EBITDA which requires a change in the Applicable Margin, no later than 30 days after the last day of such Fiscal Quarter, the Borrower shall give the Administrative Agent written notice of such change (a “Rate Change Notice”), and such written notice shall attach a calculation of Consolidated EBITDA for such Fiscal Quarter in detail satisfactory to the Administrative Agent (or, if available, the Compliance Certificate to be delivered pursuant to clause (c) above for such period) evidencing such change.

(q)       Other Information. From time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries (including, without limitation, any Guarantor) as the Administrative Agent, at the request of any Lender, may reasonably request.

Section 5.2	Payment of Obligations

The Borrower shall pay and discharge, and shall cause each Subsidiary to pay and discharge, at or before maturity, all of their respective material obligations and liabilities (including, without limitation, tax liabilities (other than the Canadian Tax Liabilities, until such time as the Accounting Investigation and any Restatement of financial reports in connection therewith are completed and the required tax returns for Colorite Plastics Canada Ltd. are filed with the appropriate Governmental Authority (which filings shall be made as soon as practicable following completion of any Restatement but in any event within 45 days of such completion)) and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien other than inchoate statutory liens in respect of obligations not yet due and payable), except where the same are contested in good faith by appropriate proceedings, and shall maintain, and shall cause each Subsidiary to maintain, in accordance with GAAP, any appropriate reserves for the accrual thereof.

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Section 5.3	Maintenance of Property; Insurance

(a)        The Borrower shall keep, and shall cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)       The Borrower shall, and shall cause each Subsidiary to, (i) maintain (either in the Borrower’s name or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with no greater risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business, and such other insurance as may be reasonably requested by the Requisite Lenders, and, in any event, all insurance required by any Collateral Documents and (ii) cause all such insurance covering any Collateral to name the Administrative Agent on behalf of the Secured Parties as loss payee and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ (or, in the case of non-payment of premiums, 10 days’) written notice thereof to the Administrative Agent. The Borrower shall furnish to the Lenders, upon request from the Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.4	Conduct of Business and Maintenance of Existence

The Borrower and its Subsidiaries shall preserve, renew and keep in full force and effect their respective corporate existences and their respective rights, privileges and franchises, except as permitted by Sections 6.3 (Mergers, Etc.) and 6.4 (Sale of Assets). The Borrower shall, and shall cause each Subsidiary of the Borrower to, use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in this sentence would not, in the aggregate, have a Material Adverse Effect.

Section 5.5	Compliance with Laws

The Borrower shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) and Permits, except where the necessity or manner of compliance therewith is contested in good faith by appropriate proceedings. The Borrower shall comply, and shall cause each Subsidiary to comply, with all Contractual Obligations, except where the failure to so comply would not, in the aggregate, have a Material Adverse Effect.

Section 5.6	Inspection of Property, Books and Records

The Borrower shall keep, and shall cause each Subsidiary to keep, proper books of record and account in which full and correct entries shall be made in conformity with GAAP of all dealings and transactions in relation to its business and activities. The Borrower shall permit, and shall cause each Subsidiary to permit, the Agents and the Lenders, or any agents or representatives thereof, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their

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respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be requested. The Borrower shall authorize its certified public accountants, and shall cause the certified public accountants of any Subsidiary of the Borrower, if any, to disclose to any Agent or any Lender any and all financial statements and other information of any kind, as any Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any Subsidiary of the Borrower.

Section 5.7	Use of Proceeds; Compliance with Margin Regulations

(a)        The proceeds of the Loans and the Letters of Credit shall be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely (i) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (ii) for working capital and general corporate purposes.

(b)       Neither the making of any Loan hereunder nor the use of the proceeds thereof, nor the Issuance of any Letter of Credit, will violate or be inconsistent with the provisions of the Margin Regulations. Neither any proceeds of the Loans nor any Letter of Credit will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

Section 5.8	Environmental

The Borrower shall, and shall cause each Subsidiary of the Borrower to, comply in all material respects with Environmental Laws and, without limiting the foregoing, the Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of any of the Borrower or any Subsidiary of the Borrower incurring Environmental Liabilities whose Dollar Equivalent shall exceed $10,000,000 individually or $25,000,000 in the aggregate, (a) conduct, or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

Section 5.9	Additional Collateral and Guaranties

To the extent not delivered to the Administrative Agent on or before the Effective Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Effective Date), the Borrower agrees promptly to do, or cause each Subsidiary of the Borrower to do, each of the following, unless otherwise agreed by the Administrative Agent:

(a)        deliver to the Administrative Agent such duly-executed supplements and amendments to the Guaranty (or, in the case of any Subsidiary of any Loan Party that is not a Domestic Subsidiary, foreign guarantees and related documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or

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advisable in order to ensure that each Subsidiary of each Loan Party guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, that, unless (x) the Borrower and the Administrative Agent otherwise agree, or (y) such Subsidiary guarantees or otherwise becomes obligated under any Indebtedness of the Borrower or any of the Borrower’s other Domestic Subsidiaries, in no event shall any Non-U.S. Person be required to guaranty the payment of the Obligations;

(b)       deliver to the Administrative Agent such duly-executed joinder and amendments to the Security Agreement and, if applicable, the other Collateral Documents (or, in the case of any such Subsidiary of any Loan Party that is not a Domestic Subsidiary and becomes a Guarantor pursuant to clause (a) above, foreign charges, pledges, security agreements and other Collateral Documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in all property interests and other assets of any Loan Party or any Subsidiary of any Loan Party constituting Collateral;

(c)        deliver to the Administrative Agent all certificates, instruments and other documents representing all Pledged Instruments and all other debt Securities constituting Collateral being pledged pursuant to the joinders, amendments and foreign agreements executed pursuant to clause (b) above, in each case, endorsed in blank and executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

(d)       to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent; and

(e)        if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Section 5.10	Further Assurances

(a)        The Borrower shall, and shall cause each of the other Loan Parties to, at the Borrower’s sole cost and expense, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment and transfers as the Administrative Agent shall from time to time request, which may be necessary in the reasonable judgment of the Administrative Agent from time to time to assure, perfect, convey, assign and transfer to the Administrative Agent the property and rights conveyed or assigned pursuant to the Collateral Documents, or which may facilitate the performance of the terms of the Collateral Documents, or the filing, registering or recording of the Collateral Documents.

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(b)       All costs and expenses in connection with the grant of any security interests under the Collateral Documents, including, without limitation, reasonable legal fees and other reasonable costs and expenses in connection with the granting, perfecting and maintenance of any security interests under the Collateral Documents or the preparation, execution, delivery, recordation or filing of documents and any other acts as the Administrative Agent may reasonably request in connection with the grant of such security interests, shall be paid by the Borrower promptly upon demand.

(c)        The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or become subject to any agreement which would impair their ability to comply, or which would purport to prohibit them from complying, with the provisions of this Section.

Section 5.11	Control Accounts; Approved Deposit Accounts

(a)        The Borrower shall, and shall cause each other Loan Party to, (i) deposit in an Approved Deposit Account all cash they receive, (ii) not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Borrower and each other Loan Party may (i) maintain payroll, withholding tax, remediation trust and other fiduciary accounts, (ii) maintain accounts with the Administrative Agent, (iii) maintain “Collateral Accounts” as defined in and to the extent required by the New Senior Secured Note Indenture and (iv) maintain other accounts as long as the aggregate balance in all such accounts does not exceed $1,500,000.

(b)       The Borrower shall, and shall cause each other Loan Party to, (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account and (ii) deposit in an Approved Deposit Account promptly (but in any case, within 1 Business Day) upon receipt all Proceeds of such Accounts and General Intangibles received by the Borrower or any other Loan Party from any other Person.

(c)        In the event (i) the Borrower, any other Loan Party or any Deposit Account Bank shall, after the Effective Date, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion that the financial condition of a Deposit Account Bank has materially deteriorated, the Borrower shall, and shall cause each other Loan Party to, notify all of their respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

(d)       In the event (i) the Borrower, any other Loan Party or any Approved Securities Intermediary shall, after the Effective Date, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable

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Securities Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion that the financial condition of an Approved Securities Intermediary has materially deteriorated, the Borrower shall, and shall cause each other Loan Party to, notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

(e)        The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and securities intermediaries as it in its sole discretion shall determine. The Borrower agrees that each such Cash Collateral Account shall be under the sole dominion and control of the Administrative Agent and that the Administrative Agent shall be the Entitlement Holder with respect to each such Cash Collateral Account that is a Securities Account and the only Person authorized to give Entitlement Orders with respect to each such Securities Account. Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during a Cash Dominion Period or during the continuance of Default or an Event of Default, the Administrative Agent agrees with the Borrower to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Borrower; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. None of the Borrower, any Subsidiary of the Borrower or any other Loan Party or Person claiming on behalf of or through the Borrower, any Subsidiary of the Borrower or any other Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations. The Administrative Agent shall apply all funds on deposit in a Cash Collateral Account as provided in Section 2.9(e) (Mandatory Prepayments).

Section 5.12	Landlord Waivers and Bailee’s Letters

The Borrower shall, and shall cause each of its Subsidiaries to, deliver such Landlord Waivers and Bailee’s Letters as the Administrative Agent shall request in its sole discretion exercised reasonably.

Section 5.13	Real Property

If any Collateral is located, stored, used or held at the premises of a third party subject to a Lease and the Administrative Agent has not received a Landlord Waiver from the landlord under such Lease, the Borrower shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all of their respective obligations under such Lease, (ii) not modify, amend, cancel, extend or otherwise change in any materially adverse manner any term, covenant or condition of such Lease, (iii) not assign or sublet such Lease if such assignment or sublet would have a Material Adverse Effect and (iv) provide the Administrative Agent with a copy of each notice of default under such Lease received by the Borrower or any Subsidiary of the Borrower immediately upon receipt thereof and deliver to the Administrative Agent a copy of each notice of default sent by the Borrower or any Subsidiary of the Borrower under such Lease simultaneously with its delivery of such notice under such Lease.

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Section 5.14	Post-Effectiveness Matters

The Borrower shall, and shall cause each of its Subsidiaries to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 5.14 within the time periods set forth on such Schedule.

Section 5.15	Retention of Advisors

The Borrower shall, until December 31, 2008, continue to retain the services of AP Services LLC as its restructuring advisor and thereafter shall retain AP Services LLC on an as-needed basis as reasonably agreed between the Borrower and the Administrative Agent.

ARTICLE VI

Negative Covenants

The Borrower hereby covenants and agrees that, on and after the Effective Date and until the Revolving Credit Commitments and all Letters of Credit have terminated and the Loans and Reimbursement Obligations, together with interest, fees and all other Obligations (other than indemnities for which no claim for payment has been made) incurred hereunder and under the other Loan Documents, are paid in full:

Section 6.1	Limitation on Liens

Neither the Borrower nor any Subsidiary shall create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)        any Lien of the Borrower and its Subsidiaries in existence on the Effective Date and listed on Schedule 6.1;

(b)       any purchase money Lien on any asset securing Indebtedness permitted by Section 6.2(b)(i)(Limitation on Indebtedness); provided, however, that (i) such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof, (ii) such Lien shall be limited in each case to the asset so acquired, constructed or improved and (iii) such Lien shall not encumber any Accounts or Inventory of any Loan Party;

(c)        any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary, or at the time such Person becomes a Subsidiary or at the time such asset is acquired, in each case, pursuant to a merger, consolidation or acquisition permitted by this Agreement, and not created in contemplation of such event (and so long as such Lien does not extend to, or attach to any additional asset, as a result of (or after giving effect to) the respective merger or consolidation) and if securing Indebtedness, such Indebtedness is permitted under Section 6.2(b)(ii) (Limitation on Indebtedness); provided, however, that such Lien shall not encumber any Accounts or Inventory of any Loan Party;

(d)       any Lien arising out of the refinancing, extension, renewal or refunding (including successive refinancings, extensions, renewals or refundings) of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 6.1 (Limitation on Liens);

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provided, however, that such Indebtedness is not secured by any additional assets and the principal amount of such Indebtedness is not increased (except for the amount of any premium required to be paid pursuant to the terms of such Indebtedness, plus expenses reasonably incurred by the issuer of such Indebtedness, in connection with such refinancing, extension, renewal or refunding);

(e)        Liens created by the Collateral Documents and, subject to the terms of the Intercreditor Agreement, the Junior Lien Collateral Documents;

(f)        encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of Real Property not materially detracting from the value of such Real Property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such Real Property;

(g)       Liens to secure Indebtedness of a Foreign Subsidiary permitted under Section 6.2(d) and 6.2(n) (Limitation on Indebtedness); provided, however, that no such Lien shall encumber any Collateral;

(h)       inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(i)        Liens arising out of judgments, decrees or attachments not exceeding $7,500,000 in the aggregate at any time outstanding with respect to which the Borrower and/or its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review for which adequate reserves have been established in accordance with GAAP; provided, however, that no cash or other property shall be pledged by the Borrower or any Subsidiary as security therefor;

(j)        Liens to secure Indebtedness or other obligations in an aggregate amount at no time exceeding $5,000,000; provided, however, that no such Lien shall encumber any Collateral;

(k)       Liens created pursuant to the Existing Senior Secured Note Documents to secure the obligations under the Existing Senior Secured Notes and the other Existing Senior Secured Note Documents; and

(l)        Liens created pursuant to the New Senior Secured Note Documents to secure the obligations under the New Senior Secured Notes and the other New Senior Secured Note Documents.

Section 6.2	Limitation on Indebtedness

The Borrower shall not, and shall not permit any of its Subsidiaries to, incur or at any time be liable with respect to any Indebtedness except:

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(a)        Indebtedness under this Agreement and Guaranty Obligations in respect thereto;

(b)       (i) Purchase money Indebtedness in an aggregate principal amount at any time outstanding not to exceed $25,000,000 incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving fixed assets and (ii) Indebtedness existing at the time a Person is merged or consolidated with or into the Borrower or a Subsidiary, or at the time such Person becomes a Subsidiary or at the time such asset is acquired, so long as the principal amount of Indebtedness under this clause (ii) does not exceed $25,000,000 at any time outstanding and was not incurred in contemplation of such merger, consolidation or asset acquisition, and any subsequent extensions, renewals or replacements thereof so long as the principal amount thereof is not increased above the amount outstanding immediately prior thereto (except for the amount of any premium required to be paid pursuant to the terms of such Indebtedness, plus expenses reasonably incurred by the issuer of such Indebtedness, in connection with such extension, renewal or replacement);

(c)        Indebtedness of the Borrower owed to a Guarantor, or Indebtedness of a Guarantor owed to the Borrower or another Guarantor;

(d)       Indebtedness of Foreign Subsidiaries (i) existing on the Effective Date and set forth on Schedule 6.2(d) plus any subsequent extensions, renewals or replacements thereof; provided, however, that, after giving effect to any extensions, renewals or replacements, Indebtedness permitted pursuant to this Section 6.2(d) (Limitations on Indebtedness) does not exceed the respective amount listed on Schedule 6.2(d) as of the Effective Date; and (ii) other Indebtedness of Foreign Subsidiaries owed to any Person in an aggregate principal amount not to exceed an aggregate principal amount of $10,000,000;

(e)        Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section 6.2 (Limitation on Indebtedness) incurred after the Effective Date in an aggregate principal amount at any time outstanding not to exceed $10,000,000; provided, however, that the aggregate principal amount of Indebtedness incurred by all Loan Parties pursuant to this clause (e) shall not exceed $5,000,000 at any time outstanding;

(f)        (i) Guaranty Obligations of the Borrower or any Guarantor of Indebtedness of the Borrower or any other Guarantor permitted by this Section 6.2 and (ii) Guaranty Obligations of any Subsidiary that is not a Guarantor of Indebtedness of the Borrower or any of its Subsidiaries permitted by this Section 6.2;

(g)       Indebtedness of a Foreign Subsidiary owed to a Foreign Subsidiary and Indebtedness of a Loan Party to a Foreign Subsidiary at any time outstanding;

(h)       Indebtedness (other than Indebtedness described in clauses (j) and (l) below) outstanding as of the Effective Date and listed on Schedule 6.2(h), plus any subsequent extensions, renewals or replacements thereof; provided, however, that, after giving effect to any extensions, renewals or replacements, Indebtedness permitted pursuant to this Section 6.2(h) (Limitations on Indebtedness) does not exceed the respective amount listed on Schedule 6.2(h) as of the Effective Date;

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(i)        Indebtedness consisting of obligations in respect of performance and surety bonds and completion guaranties incurred (i) in the ordinary course of business not to exceed $500,000 in aggregate amount at any time outstanding and (ii) in connection with the appeal of judgments or orders rendered against the Borrower or any of its Subsidiaries not to exceed $7,500,000 in aggregate amount at any time outstanding;

(j)        Indebtedness of the Borrower incurred under the Existing Senior Secured Notes and the other Existing Senior Secured Note Documents in an aggregate outstanding principal amount not to exceed $275,000,000, and Permitted Refinancings thereof;

(k)       Indebtedness of the Borrower incurred under the Existing Subordinated Notes and the other Existing Subordinated Note Documents in an aggregate outstanding principal amount not to exceed $11,520,000;

(l)        Indebtedness of the Borrower incurred under the New Senior Secured Notes and the other New Senior Secured Note Documents in an aggregate outstanding principal amount not to exceed $150,000,000, and Permitted Refinancings thereof;

(m)      Indebtedness with respect to any Backstop Facility, which indebtedness shall be unsecured and shall not exceed a maximum aggregate principal amount set forth in the Consent Fee Letter;

(n)       Indebtedness incurred by Foreign Subsidiaries under any asset based revolving credit facility in an aggregate outstanding principal amount not to exceed $30,000,000 (which amount shall be reduced dollar-for-dollar by the amount of any Permitted Factoring Agreements outstanding);

(o)       Indebtedness of the Borrower with respect to the European Intercompany Loan; and

(p)       Indebtedness in respect of the Junior Lien Credit Agreement in an aggregate principal amount not to exceed $15,000,000 (as such principal amount may be increased by capitalizing paid-in-kind interest in accordance with the terms of the Junior Lien Credit Agreement).

Section 6.3	Mergers, Etc.

The Borrower shall not, and shall not permit any Subsidiary to, consolidate or merge with or into any other Person, or liquidate or dissolve, except:

(a)        the merger of a Subsidiary into the Borrower, with the Borrower being the corporation surviving such merger if, after giving effect thereto, no Default shall have occurred and be continuing;

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(b)       the merger or consolidation of a Subsidiary with or into a Person other than the Borrower if the corporation surviving such consolidation or merger is a Subsidiary and, after giving effect thereto, no Default shall have occurred and be continuing; provided, however, that if any Person subject to such merger or consolidation is a Guarantor, the surviving corporation of such merger or consolidation shall be a Guarantor;

(c)        the merger or consolidation of the Borrower with or into any other Person if the corporation surviving such consolidation or merger is the Borrower and, after giving effect thereto, no Default shall have occurred and be continuing;

(d)       any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time; provided, however, that if such Subsidiary is a Loan Party or a direct Domestic Subsidiary of a Loan Party, any assets or other distribution from such liquidation, dissolution or winding up shall be the distributed to one or more Loan Parties; and

(e)        any merger of a Subsidiary shall be permitted to the extent such merger constitutes an Asset Sale permitted by Section 6.4 (Sales of Assets) below.

Section 6.4	Sales of Assets

The Borrower shall not, and shall not permit any Subsidiary to, sell, convey, transfer, lease owned assets or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any Accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or any Subsidiary to issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), except for the following:

(a)        dispositions of inventory, cash, Cash Equivalents and other cash management investments and obsolete, unused or unnecessary equipment, in each case in the ordinary course of business;

(b)	dispositions to the Borrower or a Guarantor;

(c)        dispositions from a Subsidiary that is not a Guarantor to any other Subsidiary;

(d)       dispositions of accounts receivable of Foreign Subsidiaries pursuant to Permitted Factoring Agreements; provided, that the aggregate amount of accounts receivable that have been sold pursuant to such Permitted Factoring Agreements and remain uncollected shall not exceed $30,000,000 at any time (which amount shall be reduced dollar-for-dollar by Indebtedness outstanding under Section 6.2(n));

(e)        Asset Sales not otherwise permitted hereunder; provided, however, that (i) after giving effect to such Asset Sale, no Default or Event of Default shall have occurred hereunder, (ii) such Asset Sale shall not include any Collateral except in connection with a sale of all or substantially all of the assets of, or all or substantially all of the assets constituting the business of a division, branch or other unit of operation of, a Loan Party, (iii) the aggregate Net Cash Proceeds from such

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Asset Sale shall not exceed $35,000,000 in any Fiscal Year and $50,000,000 in the aggregate since the Effective Date, (iv) the consideration paid to the applicable Loan Party with respect to any such Asset Sale is constituted of at least 75% (calculated without giving effect to any assumed liabilities otherwise permitted to be incurred hereunder) cash or Cash Equivalents and (v) the Net Cash Proceeds of such Asset Sale are applied to repay the Loans to the extent provided in Section 2.9 (Mandatory Prepayments);

(f)        the sale/leaseback of the facility in Ridgefield, NJ, on terms and conditions reasonably satisfactory to the Administrative Agent, so long as the proceeds of such sale/leaseback are used for the purposes set forth in Section 5.7(a)(ii) (Use of Proceeds);

(g)       other de minimis dispositions with aggregate Net Cash Proceeds not to exceed $500,000 in the aggregate since the Effective Date; and

(h)	dispositions listed on Schedule 6.4.
Section 6.5	Restricted Payments

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment, except for the following:

(a)        Restricted Payments by any Subsidiary of the Borrower to the Borrower or any Guarantor;

(b)       if such Subsidiary is not a Wholly-Owned Subsidiary, such Subsidiary may pay cash dividends to its shareholders generally so long as the Borrower or any such Subsidiary which owns the equity interest or interests in the Subsidiary paying such dividends receives at least its proportionate share thereof (based on its relative holdings of equity interests in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary);

(c)        Restricted Payments by any Subsidiary of the Borrower that is not a Guarantor to any other Subsidiary of the Borrower that is not a Guarantor; and

(d)       dividends and distributions declared and paid on the common Stock of the Borrower and payable only in common Stock of the Borrower.

Section 6.6	Investments

Neither the Borrower nor any Subsidiary shall hold, make or acquire, or consummate or agree to consummate, any Investment except:

(a)        the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

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(b)       the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents held in an Approved Deposit Account or a Control Account or otherwise in compliance with Section 5.11 (Control Accounts; Approved Deposit Accounts);

(c)        the Borrower and its Subsidiaries may enter into Hedging Contracts which are (i) determined in good faith by the Borrower to be non-speculative in nature or (ii) entered into in the ordinary course of business consistent with past practice;

(d)       any Guarantor may make intercompany loans and advances to, and other Investments in the Borrower or any other Guarantor, and the Borrower may make intercompany loans and advances to, and other Investments in any Guarantor;

(e)        any Subsidiary may make Investments to the extent permitted by Section 6.3 (Mergers, Etc.);

(f)        any Foreign Subsidiary may make any Investment in any other Foreign Subsidiary or any Loan Party;

(g)       the Borrower and its Subsidiaries may acquire and own Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(h)       the Loan Parties may make Investments in Foreign Subsidiaries and Foreign Joint Ventures in an aggregate amount not to exceed $2,000,000;

(i)        the Loan Parties may make additional Investments (any such Investment permitted by this clause (i), a “Permitted Acquisition”); provided, however, that (i) immediately after any such Permitted Acquisition is consummated, the sum, without duplication, of the aggregate amount expended by the Loan Parties with respect to Permitted Acquisitions (including the value of Stock of the Borrower used to make Permitted Acquisitions) after the Effective Date during the term of this Agreement does not in the aggregate exceed the sum of (x) the proceeds of any issuance of Stock actually used to pay consideration owing in connection with such Permitted Acquisition, (y) the proceeds of any Asset Sale actually used to pay consideration owing in connection with such Permitted Acquisition, and (z) $3,000,000, (ii) the Administrative Agent shall receive at least 30 days’ prior written notice of such Permitted Acquisition, which notice shall include, without limitation, a reasonably detailed description of such Permitted Acquisition, (iii) such Permitted Acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, of the type permitted by Section 6.14 (Conduct of Business), (iv) such Permitted Acquisition shall be consensual and shall have been approved by the Permitted Acquisition Target’s board of directors, (v) no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a Consolidated balance sheet of the Borrower and the Permitted Acquisition Target after giving effect to such Permitted Acquisition, except (A) ordinary course trade payables and accrued expenses and (B) Indebtedness of the Permitted Acquisition Target permitted under Section 6.2(b)(ii) (Limitation on Indebtedness), (vi) at or prior to the closing of such Permitted Acquisition, the Borrower (or other Loan Party making such Permitted Acquisition) and the Permitted Acquisition Target shall

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have executed such documents and taken such actions as may be required under Sections 5.9 (Additional Collateral and Guarantees) and 5.10 (Further Assurances), (vii) the Available Credit on each day for the 30 days immediately preceding the date of such Permitted Acquisition, and on the date of such Permitted Acquisition, in each case on a pro forma basis after giving effect to such Permitted Acquisition, shall be greater than $50,000,000, (viii) if such Permitted Acquisition is structured as an acquisition of Stock of another Person, the Borrower and/or another Loan Party shall own all of the Stock of the Person so acquired, (ix) at the time of such Permitted Acquisition and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) all representations and warranties contained in Article IV and in the other Loan Documents shall be true and correct in all material respects, (x) the Borrower shall have delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and the Requisite Lenders, such other financial information, documentation or other information relating to such Permitted Acquisition and Permitted Acquisition Target as the Administrative Agent or any Lender shall reasonably request, and (xi) at the time such Permitted Acquisition is consummated, the Borrower shall have delivered to the Administrative Agent an officer’s certificate certifying compliance with each of the foregoing and containing all information necessary for determining such compliance, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(j)        the Borrower and its Subsidiaries may acquire and hold debt and/or other similar non-cash consideration in connection with Asset Sales permitted pursuant to Section 6.4(b) (Sales of Assets);

(k)       so long as no Default then exists or would result therefrom, in addition to the Investments permitted pursuant to preceding clauses (a) through (j), the Borrower and its Subsidiaries may make additional Investments in one or more Persons, so long as all such Investments (determined without regard to any write-downs or write-offs) do not exceed in aggregate amount $3,000,000 at any time outstanding;

(l)        loans and advances to employees of the Borrower or any of its Subsidiaries in the ordinary course of business not to exceed $1,000,000 in aggregate principal amount at any time outstanding; and

(m)      any Investment of the Borrower or any of its Subsidiaries existing as of the Effective Date and disclosed on Schedule 6.6.

Section 6.7	Transactions with Affiliates

The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any Investment in (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise), lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any other transaction with, any Affiliate except on an arms-length basis on terms at least as favorable to the Borrower or such Subsidiary as could have been obtained from a third party that was not an Affiliate; provided, however, that the foregoing provisions of this Section 6.7 (Transactions with Affiliates) shall not prohibit (i) Restricted Payments to the extent permitted by Section 6.5 (Restricted

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Payments), (ii) Loans made and other transactions entered into between the Borrower and its Subsidiaries, or between such Subsidiaries, to the extent permitted by Sections 6.2 (Limitation on Indebtedness) and 6.6 (Investments), (iii) transactions among the Borrower and the Guarantors, (iv) transactions among Foreign Subsidiaries or (v) reasonable fees and compensation paid to, and indemnities provided on behalf of, officers, directors and employees of the Borrower and its Subsidiaries as determined in good faith by the board of directors of the Borrower or an authorized executive officer, as the case may be, (vi) the Loan Parties from entering into the Junior Term Loan, (vii) Tekni Europe from entering into the European Term Loan or (vi) the Borrower from entering into the Backstop Facility (if and to the extent the Lender consented to by the Administrative Agent thereunder is an Affiliate).

Section 6.8	Limitation on Restrictions Affecting Subsidiaries

Neither the Borrower nor any of its Subsidiaries shall enter into, or suffer to exist, any agreement with any Person, other than this Agreement or the other Loan Documents, which prohibits or limits the ability of any Subsidiary to (a) pay dividends or make other distributions to, or pay any Indebtedness owed to, the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary, (c) transfer any of its properties or assets to the Borrower or any Subsidiary or (d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired (other than, in the case of clause (c) or (d) above, with respect to assets subject to consensual Liens permitted under Section 6.1 (Limitation on Liens)); provided, however, that the foregoing shall not apply to (i) restrictions existing under or by reason of applicable law, (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary of the Borrower, (iii) customary provisions restricting assignment of any licensing agreement entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business, (iv) restrictions in effect on the Initial Closing Date contained in the New Senior Secured Note Indenture, the Existing Senior Secured Note Indenture and, so long as any Existing Subordinated Notes remain outstanding, the Existing Subordinated Notes Indenture, as the case may be, or in any Permitted Refinancing thereof, (v) restrictions applicable to an acquired entity or its assets in effect at the acquisition thereof by the Borrower or a Subsidiary and not incurred (or modified) in contemplation of such acquisition, and (vi) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of any Subsidiary to the extent such sale is permitted pursuant to Section 6.4 (Sale of Assets).

Section 6.9	Limitation on Issuance of Capital Stock

(a)        Borrower shall not issue (i) any preferred stock (other than Qualified Preferred Stock) or (ii) any redeemable common Stock (except to the extent redeemable only at the option of the Borrower).

(b)       No Subsidiary of the Borrower shall issue, or permit any of their Subsidiaries to issue, any Stock (including by way of sales of treasury stock) or any Stock Equivalents, except (i) for transfers and replacements of then outstanding shares of Stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the Stock of such Subsidiary and (iii) to qualify directors or issuances to foreign nationals, in each case to the extent required by applicable law; provided, however, the foregoing shall not prohibit Investments in Foreign Joint Ventures and Domestic Joint Ventures permitted pursuant to Sections 6.6(h) (Investments) and 6.6(k) (Investments), respectively.

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Section 6.10     Limitation on Voluntary Payments Under and Modifications to Certain Documents

The Borrower shall not, and shall not permit any of its Subsidiaries to:

(a)        make (or, except with respect to a repurchase of the Existing Subordinated Notes with the proceeds of the Backstop Facility), give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) (i) any New Senior Secured Note (it being understood that such notes may be exchanged for New Senior Secured Notes in accordance with the exchange provisions of the New Senior Secured Notes Documents), (ii) any Existing Senior Secured Note (it being understood that such notes may be exchanged for new Existing Senior Secured Notes in accordance with the exchange provisions of the Existing Senior Secured Note Documents), or (iii) any Existing Subordinated Note or any Restructuring Warrant; provided, however that (A) the Borrower may make voluntary or optional payments or prepayments not otherwise permitted by this clause (a) in connection with Permitted Refinancings, (B) the Borrower may exchange any Existing Senior Secured Notes or New Senior Secured Notes for its common Stock, its Qualified Preferred Stock or any combination thereof and (C) the Borrower may make voluntary or optional payments or prepayments not otherwise permitted by this clause (a) if (x) at both the date of declaration and payment thereof, no Default or Event of Default shall have occurred and be continuing hereunder or would result therefrom, (y) after giving effect to such payment, the pro forma average Payment Availability Minimum for the 60 day period prior to the proposed date of such Restricted Payment would be an amount not less than $50,000,000 and (z) after giving effect to such voluntary principal payment, the Borrower’s pro forma Consolidated EBITDA (determined on the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 5.1(a) or (b) (Information) for the 12 month period ending on such day) would be an amount not less than $90,000,000.

(b)       amend or modify, or permit the amendment or modification of, any provision of any New Senior Secured Note Document, Existing Senior Secured Note Document or the Existing Subordinated Note Document, except (i) if only the respective trustee’s consent is required pursuant to the respective indenture, the consent of the Administrative Agent (and not the Requisite Lenders) shall be required to permit any of the foregoing, (ii) if consent of any noteholder is required pursuant to the respective indenture, the consent of the Requisite Lenders shall be required to permit any of the foregoing; provided, however that no consent of the Administrative Agent or any Lender shall be required in connection with (A) any amendment or modification that does not materially increase the obligations of the Borrower or any of its Subsidiaries or confer additional rights to the holders of the Existing Senior Secured Notes, the New Senior Secured Notes or the Existing Subordinated Notes, as the case may be, in each case in a manner materially adverse to the Borrower, any of its Subsidiaries, the Administrative Agent or any Lender and (B) the Deregistration Note Amendments (including, at the time of each such Deregistration Note Amendment, a consent fee to the holders of the Existing Senior Secured Notes or the New Senior Secured Notes, as applicable, consenting to such Deregistration Note Amendment, in an amount acceptable to the Requisite Lenders in their sole discretion);

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(c)        amend or modify, or permit the amendment or modification of, any Restructuring Warrant if the effect of such amendment or modification is to: (i) increase the dividend on such Restructuring Warrant; (ii) change the dates of redemption or dates upon which payments of dividends are due on such Restructuring Warrant other than to extend such dates; (iii) change any default or event of default therein other than to delete or make less restrictive any default provision therein, or add any covenant with respect thereto; (iv) change the redemption or prepayment provisions of such Restructuring Warrant other than to extend the dates therefor or to reduce the premiums payable in connection therewith; or (v) change or amend any other term if such change or amendment would materially increase the obligations of the Borrower or confer additional rights to the holder of such Restructuring Warrant in a manner materially adverse to the Borrower, any of its Subsidiaries, the Administrative Agent or any Lender;

(d)       make (or give any notice in respect of) any cash payment or prepayment of principal, interest or any other obligations owing in respect of the European Intercompany Loan; provided,however that payment or declaration of dividends by the Lender as provided in Section 3(b) thereof shall be permitted;

(e)        amend or modify, or permit the amendment or modification of, the European Intercompany Loan Documents, if such change or amendment or the effect of such change or amendment would materially increase the obligations of the Borrower or confer additional rights to the lenders or agents thereunder in a manner materially adverse to the Borrower, any of its Subsidiaries, the Administrative Agent or any Lender;

(f)        amend or modify, or permit the amendment or modification of, any provision of any Junior Lien Document, except (i) if only the Junior Lien Administrative Agent’s consent is required to permit such an amendment pursuant to the applicable Junior Lien Document, only the consent of the Administrative Agent (and not the Requisite Lenders) shall be required to permit any of the foregoing, (ii) if consent of any Junior Lien Lender is required pursuant to the applicable Junior Lien Document, the consent of the Requisite Lenders shall be required to permit any of the foregoing; provided, however that no consent of the Administrative Agent or any Lender shall be required in connection with any amendment or modification that does not materially increase the obligations of the Borrower or any of its Subsidiaries or confer additional rights to the Junior Lien Administrative Agent or the Junior Lien Lenders, as the case may be, in each case in a manner materially adverse to the Borrower, any of its Subsidiaries, the Administrative Agent or any Lender (it being understood that any amendment permitting the loans under the Junior Lien Credit Agreement to mature or otherwise become due in the ordinary course prior to the Scheduled Termination Date shall be considered materially adverse to the Lenders for purposes of this clause (f));

(g)       amend or modify, or permit the amendment or modification of, any European Term Loan Document if such change or amendment or the effect of such change or amendment would (i) materially increase the obligations of the Borrower or confer additional rights to the lenders and agents thereunder in a manner materially adverse to the Borrower, any of its Subsidiaries, the Administrative Agent or any Lender (it being understood that any amendment permitting the European

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Term Loan to mature or otherwise become due in the ordinary course prior to the Scheduled Termination Date shall be considered materially adverse to the Lenders for purposes of this clause (g)) or (ii) provide for the payment, in a manner inconsistent with clause (h), of cash interest in respect of the European Term Loan by any Loan Party prior to the payment and satisfaction in full of the Secured Obligations;

(h)       make (or give any notice in respect of) any payment or prepayment of principal, interest or any other obligations owing in respect of the European Term Loan; provided,however that (i) voluntary principal payments not otherwise permitted by this clause (h) shall be permitted (A) in connection with a Permitted Refinancing or (B) if (x) at both the date of declaration and payment thereof, no Default or Event of Default shall have occurred and be continuing hereunder or would result therefrom, (y) after giving effect to such payment, the pro forma average Payment Availability Minimum for the 60 day period prior to the proposed date of such Restricted Payment would be an amount not less than $50,000,000 and (z) after giving effect to such voluntary principal payment, the Borrower’s pro forma Consolidated EBITDA (determined on the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 5.1(a) or (b) (Information) for the 12 month period ending on such day) would be an amount not less than $90,000,000 and (ii) prior to the payment and satisfaction in full of the Secured Obligations, (A) no Loan Party may pay interest except in the form of PIK interest and (B) Tekni Europe may make cash payments of interest; and

(i)        make (or give any notice in respect of) any payment or prepayment of principal, interest or any other obligations owing in respect of the Junior Lien Obligations; provided, however that (A) so long as at neither the date of declaration or the date of payment thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom, scheduled payments of cash interest in respect of such obligations shall be permitted, in each case as and when such interest payments are due and payable and (B) voluntary payments not otherwise permitted by this clause (i) shall be permitted if (x) at both the date of declaration and payment thereof, no Default or Event of Default shall have occurred and be continuing hereunder or would result therefrom, (y) after giving effect to such payment, the pro forma average Payment Availability Minimum for the 60 day period prior to the proposed date of such Restricted Payment would be an amount not less than $50,000,000 and (z) after giving effect to such voluntary principal payment, the Borrower’s pro forma Consolidated EBITDA (determined on the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 5.1(a) or (b) (Information) for the 12 month period ending on such day) would be an amount not less than $90,000,000.

Section 6.11	Limitation on Fixed-Price Contracts

Excluding contracts, purchase orders and arrangements in respect of which and to the extent the Borrower or any Subsidiary has entered into non-speculative Hedging Contracts, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any contract, purchase order or other arrangement providing for delivery more than 15 months after the effective date thereof pursuant to which the Borrower or any Subsidiary agrees to manufacture, produce, supply, sell, distribute or otherwise transfer any material or product at a fixed price that may not be adjusted to reflect fluctuations in market conditions and such Person’s cost of goods sold if the aggregate contract price to be paid under all such arrangements during any Fiscal Year would exceed 10% of the Consolidated net sales of the Borrower and its Subsidiaries during such year.

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Section 6.12	End of Fiscal Years; Fiscal Quarters

The Borrower shall not, for financial reporting purposes, cause (i) any of its Fiscal Years to end on any day other than the Friday closest to the last Business Day in June of each year or (ii) any of its Fiscal Quarters to end on any day other than the Friday closest to the last Business Day in each September, December, March and June; provided, however, that the Borrower may make one election after the Effective Date to change the end of its Fiscal Year and Fiscal Quarters upon at least 30 days’ prior written notice to the Administrative Agent and subject to the Borrower entering into such amendments to this Agreement as the Administrative Agent shall request to reflect such change, such that the applicable provisions of this Agreement affected by such change shall have the same effect (or, in any case, be substantively no less favorable to the Lenders, in the determination of the Administrative Agent) after giving effect thereto as if such change were not made. The Lenders hereby authorize the Administrative Agent to enter into such amendments to effect such modifications, if any, in accordance with the provisions of this Section 6.12 (End of Fiscal Years; Fiscal Quarters).

Section 6.13	Designated Senior Indebtedness, Etc.

The Borrower shall not designate any Indebtedness (other than the Obligations) as “Designated Senior Debt” (as defined in the Existing Subordinated Note Indenture); it being understood and agreed, however, to the extent that the Indebtedness incurred under the New Senior Secured Note Documents or the Existing Senior Secured Note Documents is deemed to have been incurred under the “Credit Agreement” for purposes of the Existing Subordinated Note Indenture, the New Senior Secured Note Documents or the Existing Senior Secured Note Documents, as the case may be, also may constitute “Designated Senior Debt” as defined in the Existing Subordinated Note Indenture; provided, however, that at all times prior to such time as when the Revolving Credit Commitments and all Letters of Credit have been terminated and all outstanding Loans, together with interest, fees and other Obligations incurred hereunder have been paid in full in cash in accordance with the terms hereof, no holder of a Existing Senior Secured Note nor the trustee in respect thereof may exercise any rights as a holder of Designated Senior Debt under the Existing Subordinated Note Indenture, including, without limitation, giving (and the terms of the Existing Senior Secured Note Indenture shall expressly provide that no such Person may give) any “Payment Blockage Notice” pursuant to Section 8.02(a) or 12.02(a) of the Existing Subordinated Note Indenture commencing, a “Payment Blockage Period” thereunder. The Borrower shall not designate any Indebtedness (other than the Obligations and the New Senior Secured Notes) as “Priority Lien Debt” (or any similar term) (as defined in the Existing Senior Secured Note Indenture). The Borrower shall not designate any Indebtedness (other than the Obligations) as “ABL Facility Priority Lien Debt” (or any similar term) (as defined in the New Senior Secured Note Indenture).

Section 6.14	Conduct of Business

The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any line or lines of business activity other than those engaged in on the Effective Date and any other line or lines of business activity involving the manufacture and distribution of packaging products and materials, plastics products and materials, specialty chemicals, other disposable products, and related materials and related businesses.

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Section 6.15	Modification of Constituent Documents

The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially affect the rights and privileges of the Borrower or any Subsidiary of the Borrower and do not materially affect the interests of the Administrative Agent, the Lenders and the Issuers under the Loan Documents or in the Collateral; provided, however, that (i) issuances of Qualified Preferred Stock permitted under Section 6.9 (Limitation on Issuance of Capital Stock) shall be permitted as contemplated herein and (ii) the Stockholder’s Agreement may be amended in a manner that is not adverse to the interests of the Administrative Agent, the Lenders and the Issuers under the Loan Documents or in the Collateral.

Section 6.16	Capital Expenditures

The Borrower shall not, and shall not permit its Subsidiaries to, make or incur, or permit to be made or incurred, Capital Expenditures during each of the fiscal periods set forth below to be, in the aggregate, in excess of the maximum amount set forth below for such fiscal period:

Fiscal Period:	Maximum Capital Expenditures
Beginning of Fiscal Quarter beginning closest to July 1, 2008 - end of Fiscal Quarter ending closest to June 30, 2009	$33,000,000
Beginning of Fiscal Quarter beginning closest to July 1, 2009 - end of Fiscal Quarter ending closest to June 30, 2010	$24,000,000
Beginning of Fiscal Quarter beginning closest to July 1, 2010 - end of Fiscal Quarter ending closest to June 30, 2011	$24,000,000
Beginning of Fiscal Quarter beginning closest to July 1, 2011 through the Scheduled Termination Date	$10,000,000

provided, however, that to the extent that actual Capital Expenditures for any such fiscal period shall be less than the maximum amount set forth above for such fiscal period (without giving effect to the carryover permitted by this proviso), 75% of the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the next succeeding fiscal period.

Section 6.17	Minimum Consolidated EBITDA

The Borrower shall have, as of the last day of each Fiscal Quarter set forth below, Consolidated EBITDA for the four Fiscal Quarters ending on such day (or with respect to the Fiscal Quarters ending on or before September 30, 2008, the period commencing on December 29, 2007 and ending on the last day of such Fiscal Quarter) of not less than the following:

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Fiscal Quarter Ending Nearest To:	Minimum Consolidated EBITDA
March 31, 2009	$49,000,000
June 30, 2009	$68,000,000
September 30, 2009	$71,000,000
December 31, 2009	$74,000,000
March 31, 2010	$77,000,000
June 30, 2010	$79,000,000
September 30, 2010	$79,000,000
December 31, 2010	$79,000,000
March 31, 2011	$79,000,000
June 30, 2011	$83,000,000
September 30, 2011	$83,000,000
December 31, 2011	$83,000,000

Section 6.18	Maximum Revolving Credit Outstandings

Notwithstanding anything in this Agreement to the contrary, prior to December 31, 2008, the Revolving Credit Outstandings shall not exceed $67,985,000 without the prior written consent of each Lender.

ARTICLE VII

Events of Default

Section 7.1	Events of Default

Each of the following events shall be an Event of Default:

(a)        the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b)       the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c)        any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d)       any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Sections 5.1(f) (Information), 5.1(p) (Information) 5.4 (Conduct of Business and Maintenance of Existence) (with respect to maintenance of existence only), 5.6 (Inspections of Property, Books and Records) (with respect to the first two sentences only), 5.7 or Article VI or Section 2.9 of the Security Agreement, (ii) any term, covenant or agreement contained in Sections 5.1(g) or 5.1(n) (Information) if such failure under this clause (ii) shall remain unremedied for 5 days after

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the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, (iii) any term, covenant or agreement contained in Sections 2.3(f) (Swing Loans), 2.4(g) (Letters of Credit), 5.1(a) (Information), 5.1(b) (Information), 5.1(c) (Information), 5.1(d) (Information), 5.1(k) (Information), 5.1(l) (Information), 5.6 (Inspections of Property, Books and Records), 5.9 (Additional Collateral and Guarantees), 5.11 (Control Accounts; Approved Deposit Accounts) or 5.14 (Post-Effectiveness Matters) or Section 2.6 of the Security Agreement if such failure under this clause (iii) shall remain unremedied for 15 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, or (iv) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (iv) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e)        (i) the Borrower or any Subsidiary of the Borrower shall fail to make any payment on any Indebtedness of the Borrower or any such Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $5,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided, however, that following the effectiveness of any Backstop Facility, a Subordinated Note Default shall not constitute an Event of Default under this clause (e) if the proceeds of such Backstop Facility are used to repay all outstanding Indebtedness under the Existing Subordinated Notes within a period of time satisfactory to the Lenders in their sole discretion; or

(f)        (i) the Borrower or any Subsidiary of the Borrower shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower or any Subsidiary of the Borrower seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Borrower or any Subsidiary of the Borrower (but not instituted by the Borrower or any Subsidiary of the Borrower), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) the Borrower or any Subsidiary of the Borrower shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

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(g)       one or more judgments or orders (or other similar process) involving money judgments in an aggregate amount exceeding $5,000,000, to the extent not covered by insurance, shall be rendered against one or more of the Borrower and its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)       an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $1,000,000 in the aggregate; or

(i)        any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

(j)        any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien, or any Loan Party shall so state in writing; or

(k)       Any of the Obligations shall cease to constitute (i) “ABL Facility Priority Lien Debt” as such term is defined in, and for purposes of, the New Senior Secured Note Indenture, (ii) “Priority Lien Debt” as such term is defined in, and for purposes of, the Existing Senior Secured Note Indenture or (iii) “Senior Debt” and “Designated Senior Debt,” as such terms are defined in, and for purposes of, the Existing Subordinated Note Indenture, or any Loan Party shall so state any of the foregoing in writing, in each case, so long as Indebtedness under the New Senior Secured Note Indenture, Existing Senior Secured Note Indenture or Existing Subordinated Note Indenture, as the case may be, or any Permitted Refinancing of any of the foregoing, as applicable, is outstanding; or

(l)	there shall occur any Change of Control; or

(m)      any “Change of Control” as defined in the New Senior Secured Note Indenture that results in the holders of $5,000,000 or more in principal amount of the Senior Secured Notes exercising their put rights under the New Senior Secured Note Indenture, and such Senior Secured Notes are not purchased or redeemed within 5 Business Days by the Borrower solely with the proceeds of the issuance of common Stock, Qualified Preferred Stock, Qualified Subordinated Debt or Permitted Refinancing Debt;

(n)       one or more of the Borrower and the Subsidiaries of the Borrower shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrower and the Subsidiaries of the Borrower based on or arising

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from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Hazardous Substance and, in connection with all the foregoing, the Borrower or any Subsidiary of the Borrower is likely to incur Environmental Liabilities exceeding $5,000,000 individually or $20,000,000 in the aggregate that were not reflected in the Projections or the Financial Statements delivered pursuant to Section 4.4 (Financial Information) prior to the Effective Date; or

(o)       the proceeds of (i) the European Term Loan and (ii) the term loan made under the Junior Lien Credit Agreement shall not have been applied, on the Effective Date, in repayment of then-outstanding Revolving Loans (it being understood that any excess proceeds remaining after such application may be returned to the Borrower).

Section 7.2	Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Revolving Credit Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (b) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Section 7.1(f) (Events of Default), (x) the Revolving Credit Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 7.3	Actions in Respect of Letters of Credit

At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 105% of the Letter of Credit Obligations, or (iii) as may be required by Section 2.9(b) or (c) (Mandatory Prepayments), the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 9.8 (Notices, Etc.), for deposit in a Cash Collateral Account, (x) in the case of clauses (i) and (ii) above, the amount required to that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 105% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (iii) above, the amount required by Section 2.9(b) or (e) (Mandatory Prepayments). The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.9(e) (Mandatory Prepayments) and Section 2.13(g) (Payments and Computations), as shall have

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become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

Section 7.4	Rescission

If at any time after termination of the Revolving Credit Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 9.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Revolving Credit Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE VIII

The Administrative Agent; The Agents

Section 8.1	Authorization and Action

(a)        Each Lender and each Issuer hereby appoints Citi as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders, Issuers and the other Secured Parties under such Collateral Documents. Each Lender and each Issuer hereby appoints GECC as the Syndication Agent hereunder, and authorizes the Syndication Agent to act in its capacity on behalf of such Lender and such Issuer in accordance with the terms of this Agreement and the other Loan Documents.

(b)       As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite

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Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Issuer a copy of each notice and each financial statement, Borrowing Base Certificate and other report given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c)        In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers except to the limited extent provided in Section 2.7(c)(Evidence of Debt), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d)       The Arranger and the Syndication Agent shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

Section 8.2	Administrative Agent’s Reliance, Etc.

None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Revolving Credit Note as its holder until such Revolving Credit Note has been assigned in accordance with Section 9.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 2.7 (Evidence of Debt), (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

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Section 8.3	Posting of Approved Electronic Communications

(a)        Each of the Lenders, the Issuers and the Borrower agree, and the Borrower shall cause each Guarantor to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)       Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers, and the Borrower acknowledges and agrees, and the Borrower shall cause each Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers, and the Borrower hereby approves, and the Borrower shall cause each Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Borrower shall cause each Guarantor to understand and assume, the risks of such distribution.

(c)        The Approved Electronic Platform and the Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Affiliates in connection with the Approved Electronic Platform or the Approved Electronic Communications.

(d)       Each of the Lenders, the Issuers, and the Borrower agree, and the Borrower shall cause each Guarantor to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

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Section 8.4	The Administrative Agent Individually

With respect to its Ratable Portion, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, each Agent in its individual capacity as a Lender, a Lender or as one of the Requisite Lenders. Each Agent and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if such Agent were not acting as Agent.

Section 8.5	Lender Credit Decision

Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon any Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the Issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for documents expressly required by any Loan Document to be transmitted by any Agent to the Lenders or the Issuers, no Agent shall have any duty or responsibility to provide any Lender or any Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of the Administrative Agent or any Affiliate thereof or any employee or agent of any of the foregoing.

Section 8.6	Indemnification

Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Loan Party.

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Section 8.7	Successor Administrative Agent

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article VIII as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 8.8	Concerning the Collateral and the Collateral Documents

(a)        Each Lender and each Issuer agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or such Issuer, (iv) manage, supervise and otherwise deal with the Collateral, including the making of Protective Advances in an aggregate amount not to exceed the lesser of $4,000,000 and the aggregate amount of the unused Revolving Credit Commitments; provided, however, that Protective Advances shall not remain outstanding for more than 180 consecutive days

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and at least 30 days shall elapse without any Protective Advances being outstanding following each and every repayment in full of outstanding Protective Advances, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)       Each of the Lenders and the Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (i) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuers against any of the following:

(i)        all of the Collateral and all Loan Parties, upon termination of the Revolving Credit Commitments and payment and satisfaction in full of all Loans, all Reimbursement Obligations and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable Issuer); and

(ii)       any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).

Each of the Lenders and the Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 8.8 (Concerning the Collateral and the Collateral Documents) promptly upon the effectiveness of any such release.

Section 8.9	Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or Cash Management Obligation or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien,

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right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Credit Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Agents, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 9.6 (Right of Set-off), and then only to the extent such right is exercised in compliance with Section 9.7 (Sharing of Payments, Etc.).

ARTICLE IX

Miscellaneous

Section 9.1	Amendments, Waivers, Etc.

(a)        No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Letter of Credit Reimbursement Agreements and the Cash Management Documents) nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of an amendment to cure any ambiguity, omission, defect or inconsistency, signed by the Administrative Agent and the Borrower, (y) in the case of any such waiver or consent signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and (z) in the case of any other amendment, by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders ) and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i)        waive any condition specified in Section 3.1 (Conditions Precedent to Effectiveness) or 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Effectiveness), subject to the provisions of Section 3.3 (Determinations of Initial Borrowing Conditions);

(ii)       increase the Revolving Credit Commitment of such Lender or subject such Lender to any additional obligation;

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(iii)      extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender (it being understood that Section 2.9 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Revolving Credit Commitment;

(iv)      reduce, or release the Borrower from its obligations to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(v)       reduce the rate of interest on any Loan or Reimbursement Obligation outstanding and owing to such Lender or any fee payable hereunder to such Lender;

(vi)      expressly subordinate any of the Secured Obligations or any Lien securing the Secured Obligations;

(vii)     postpone any scheduled date fixed for payment of interest or fees owing to such Lender or waive any such payment;

(viii)    change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(ix)      release all or substantially all of the Collateral except as provided in Section 8.8(b) (Concerning the Collateral and the Collateral Documents) or release the Borrower from its payment obligation to such Lender under this Agreement or the Revolving Credit Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of a Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement);

(x)       increase any of the percentages set forth in the definition of “Tranche A Borrowing Base” and “Tranche A-1 Borrowing Base” above the maximum percentages stated in such definition on the Effective Date or decrease the dollar amount set forth in the definition of “Borrowing Base Reserve” below the dollar amount stated in such definition on the Effective Date; or

(xi)      amend Section 8.8(b) (Concerning the Collateral and the Collateral Documents), Section 9.7 (Sharing of Payments, Etc.), this Section 9.1 (Amendments, Waivers, Etc.) or either definition of the terms “Requisite Lenders” or “Ratable Portion”;

and provided, further, that (w) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 9.2(e) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative

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Agent under this Agreement or the other Loan Documents, (y) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Loan Lender under this Agreement or the other Loan Documents and (z) no amendment, waiver or consent shall, unless in writing and signed by the Requisite Lenders, reduce or eliminate any Eligibility Reserve established hereunder and provided, further, that the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer.

(b)       The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c)        If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of Requisite Lenders, all Lenders or all affected Lenders, the consent of Majority Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.1 (Amendments, Waivers, Etc.) being referred to as a“Non-Consenting Lender”), then, as long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, any Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments, and Revolving Credit Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Revolving Credit Note (if the assigning Lender’s Loans are evidenced by a Revolving Credit Note) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

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Section 9.2	Assignments and Participations

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender or Issuer may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clauses (b) and (h) below, (ii) by way of participation in accordance with the provisions of clause (g) below or (iii) by way of a grant to a Special Purpose Vehicle or a pledge or assignment of a security interest subject to the restrictions of clause (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants to the extent provided in clause (g) below, Special Purpose Vehicles to the extent provided in clause (f) below and, to the extent expressly contemplated hereby, each of the Administrative Agent, the Lenders and the Issuers, their respective Affiliates and each of their respective partners, directors, officers, employees, agents, trustee, representatives, attorneys, consultants and advisors) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Each Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all or a portion of its Revolving Credit Commitment and the Revolving Loans in respect of the Tranche A Facility or Tranche A-1 Facility, as applicable, at the time owing to it and all of its rights and obligations with respect to the Swing Loans and Letters of Credit); provided, however, that any such assignment shall be subject to the following conditions:

(i)        (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Revolving Loans and Swing Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned and (B) in any case not described in clause (b)(i)(A) above, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes the Revolving Credit Outstandings thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Outstandings of the assigning Lender subject to each such assignment (determined as of the effective date of the Assignment and Acceptance with respect to such assignment) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)       Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Outstandings and the Revolving Credit Commitment assigned.

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(iii)      No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) above and, in addition:

(A)       the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall have occurred and be continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is by an Affiliate of the Administrative Agent made within 15 Business Days after the Effective Date of its Revolving Credit Commitment held on the Effective Date;

(B)       the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)       the consent of the Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Letters of Credit (whether or not then outstanding); and

(D)       The consent of the Swing Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Swing Loans; and

(iv)      The parties to each assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with (A) a processing and recordation fee of $3,500 (unless such processing and recordation fee is waived or reduced by the Administrative Agent in its sole discretion) and (B) any Revolving Credit Note (if the assigning Lender’s Loans are evidenced by a Revolving Credit Note), subject to such assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(c)        Subject to acceptance and recording thereof by the Administrative Agent in the Register pursuant to Section 2.7 (Evidence of Debt) and the receipt of the assignment fee referenced in clause (b)(iv) above, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and, if such Lender was an Issuer, of such Issuer hereunder, (B) the Revolving Credit Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (C) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14(c) (Increased Costs), 2.15 (Capital Adequacy), 2.16 (Taxes), 9.3 (Costs and Expenses), 9.4 (Indemnities) and 9.5 (Limitation of Liability) with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (g) of this Section 9.2.

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(d)       The Administrative Agent shall maintain at its address referred to in Section 9.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and Issuers and the principal amount of the Loans and Reimbursement Obligations owing to each Lender from time to time and the Revolving Credit Commitments of each Lender. Any assignment pursuant to this Section 9.2 shall not be effective until such assignment is recorded in the Register.

(e)        Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Revolving Credit Notes to the order of such assignee in an amount equal to the Revolving Credit Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Revolving Credit Note for exchange in connection with the assignment and has retained Revolving Credit Commitments hereunder, new Revolving Credit Notes to the order of the assigning Lender in an amount equal to the Revolving Credit Commitments retained by it hereunder. Such new Revolving Credit Notes shall be dated the same date as the surrendered Revolving Credit Notes and be in substantially the form of Exhibit B (Form of Revolving Credit Note).

(f)        In addition to the other assignment rights provided in this Section 9.2, each Lender may do each of the following:

(i)        grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and

(ii)       assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the Administrative Agent or the Borrower, (1) any holder of, or trustee for the benefit of, the holders of such Lender’s Securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (f)(i) above

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provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 9.2 other than this clause (f) or clause (g) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrower from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, Issuers and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (f) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of Section 2.14(d) (Illegality) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; and provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.

(g)       (i)         Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Revolving Loans and Swing Loans owing to it and its rights and obligations with respect to the Letters of Credit); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Lenders, the Issuers and the Swing Loan Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii)       Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the

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Participant, agree to any amendment, modification or waiver that would (A) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such Participant under the Loan Documents, to which such Participant would otherwise be entitled under such participation or (B) result in the release of all or substantially all of the Collateral other than in accordance with Section 8.8(b) (Concerning the Collateral and the Collateral Documents). Subject to clause (i) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14(c) (Increased Costs), 2.15 (Capital Adequacy) or 2.16 (Taxes) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) above. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.6 (Right of Set-off) as though it were a Lender, provided such Participant agrees to be subject to Section 9.7 (Sharing of Payments, Etc.) as though it were a Lender.

(h)       Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Borrower, the Administrative Agent, such Issuer and such Lender, subject to the provisions of Section 2.7(c) (Evidence of Debt) relating to notations of transfer in the Register. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 9.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

(i)        A Participant shall not be entitled to receive any greater payment under Section 2.14(c) (Increased Costs), 2.15 (Capital Adequacy) or 2.16 (Taxes) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 (Taxes) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(f) (Taxes) as though it were a Lender.

(j)        The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.3	Costs and Expenses

(a)        The Borrower agrees upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP,

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 local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Borrower or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans and Letters of Credit)), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

(b)       The Borrower further agrees to pay or reimburse each Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by such Agent, such Lenders or such Issuers in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 9.4	Indemnities

(a)        The Borrower agrees to indemnify and hold harmless each Agent, the Arranger, each Lender and each Issuer (including each Person obligated on a Hedging Contract that is a Loan Document if such Person was a Lender or Issuer at the time of it entered into such Hedging Contract) and each of their respective Affiliates, and

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each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans and Letters of Credit) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, any Related Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 9.4 to an Indemnitee with respect to any Indemnified Matter that has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Substances on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to the Borrower or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer.

(b)       The Borrower shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the

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Administrative Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c)        The Borrower, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d)       The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 9.4 (Indemnities)) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 9.5	Limitation of Liability

(a)        The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). The Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b)       In no event shall any Agent Affiliate have any liability to any Loan Party, Lender, Issuer or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort or contract or otherwise) arising out of any Loan Party or any Agent Affiliate’s transmission of Approved Electronic Communications through the Internet or any use of the Approved Electronic Platform, except to the extent such liability of any Agent Affiliate is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Affiliate’s gross negligence or willful misconduct.

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Section 9.6	Right of Set-off

Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.7	Sharing of Payments, Etc.

(a)        If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 9.6 (Right of Set-off) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 9.3 (Costs and Expenses) or 9.4 (Indemnities) (other than payments pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) or otherwise receives any Collateral or any “Proceeds” (as defined in the Security Agreement) of Collateral (other than payments pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 9.6 (Right of Set-off) orotherwise) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b)       If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c)        The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 9.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

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Section 9.8	Notices, Etc.

(a)        Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)	if to the Borrower:

Tekni-Plex, Inc.

201 Industrial Parkway

Somerville, New Jersey 08876

Attention:	Robert Larney

Vice President & Chief Financial Officer

Telecopy no: (908) 722-4967

Email Address: Bob.Larney@tekni-plex.com

(ii)       if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

(iii)      if to any Issuer, at the address set forth opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices);

(iv)	if to the Syndication Agent:

General Electric Capital Corporation

201 Merritt 7

Norwalk, Connecticut 06851

Attention: Tekni-Plex Account Manager

Telecopy no: (203) 956-4239

with a copy to:

General Electric Capital Corporation

201 Merritt 7

Norwalk, Connecticut 06851

Attention: Corporate Counsel

Telecopy no: (203) 956-4001

(v)	if to the Administrative Agent or the Swing Loan Lender:

Citicorp USA, Inc.

390 Greenwich Street

New York, New York 10013

Attention: David Jaffe

Telecopy no: (212) 723-8721

E-Mail Address: david.jaffe@citi.com

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or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent and the Swing Loan Lender, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b)       Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 8.3 (Posting of Approved Electronic Communication) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facility) or VIII (The Administrative Agent) shall not be effective until received by the Administrative Agent.

(c)        Use of Electronic Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

Section 9.9	No Waiver; Remedies

No failure on the part of any Lender, Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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Section 9.10	Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH THE PARTIES HERETO AGREE APPLY HERETO).

Section 9.11	Submission to Jurisdiction; Service of Process

(a)        Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)       The Borrower hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the Borrower at its address specified in Section 9.8 (Notices, Etc.). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)        Nothing contained in this Section 9.11 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.

(d)       If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 9.12	Waiver of Jury Trial

EACH OF THE AGENTS, THE LENDERS, THE ISSUERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

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Section 9.13	Marshaling; Payments Set Aside

None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 9.14	Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 9.15	Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

Section 9.16	Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

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Section 9.17	Confidentiality

Each Lender, each Issuer and the Agents agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.17, to (i) any assignee of, Participant in or Special Purpose Vehicle grantee of any option described in Section 9.2(e) (Assignments and Participations) or any prospective assignee of, Participant in or Special Purpose Vehicle grantee of any option described in Section 9.2(e) (Assignments and Participations), any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.17 or (ii) becomes available to the Administrative Agent, any Lender or any Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and its Subsidiaries. Any Person required to maintain the confidentiality of the Information as provided in this Section 9.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.18	Patriot Act Notice

Each Lender subject to the Patriot Act hereby notifies the Borrower that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, including the name and address of the Borrower and such Guarantors and other information that will allow such Lender to identify the Borrower and such Guarantors in accordance with the Patriot Act.

Section 9.19	Amendment and Restatement

(a)        On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except to evidence (i) the incurrence by the Borrower of the “Obligations” under and as defined in the Existing Credit Agreement (whether or not such “Obligations” are contingent as of the Effective Date), (ii) the representations and warranties made by the Borrower prior to the Effective Date and (iii) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in such Existing Credit Agreement). The amendments

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and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Effective Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

(b)       The terms and conditions of this Agreement and the Agents’ and the Lenders’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the “Obligations” incurred under and as defined in the Existing Credit Agreement.

(c)        On and after the Effective Date, (i) all references to the Existing Credit Agreement in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any Article, Section or sub-clause of the Existing Credit Agreement in any Loan Document (other than this Agreement) shall be deemed to be references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby.

(d)       This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby or any other Loan Document.

Section 9.20	Release.

Each Loan Party (for itself and on behalf of its Subsidiaries) hereby acknowledges and agrees that: (a) it does not have any claim or cause of action against any Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) each Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties under this Agreement and the other Loan Documents. Notwithstanding the foregoing, each Agent and each Lender wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents’ or the Lenders’ rights, interests, security and/or remedies under this Agreement and the other Loan Documents, other than in connection with the conditions, acts, omissions, events or circumstances relating to the Accounting Investigation. Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration, each Loan Party (for itself and on behalf of its Subsidiaries and their successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasers”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releaser has heretofore had or now or hereafter can, shall or

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may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Effective Date (other than any act, omission or thing implicated by the Accounting Investigation), arising out of, connected with or related in any way to this Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral on or prior to the Effective Date (other than any act, event or transaction implicated by the Accounting Investigation).

[Signature Pages Follow]

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In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Tekni-Plex, Inc., as Borrower
By:	/s/ Paul J. Young
Name: Paul J. Young Title: Chief Executive Officer

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

Citicorp USA, Inc., as Administrative Agent, Swing Loan Lender and Lender
By:	/s/ David Jaffe
Name: David Jaffe Title: Director/Vice President

Citibank, N.A., as Issuer
By:	/s/ David Jaffe
Name: David Jaffe Title: Director/Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

General Electric Capital Corporation, as Syndication Agent and Lender
By:	/s/ Rick Luck
Being duly authorized

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

Wells Fargo Foothill, as Lender
By:	/s/ Matt Harbour
Name: Matt Harbour Title: Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

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Schedules

Schedule I	-	Revolving Credit Commitments
Schedule II	-	Applicable Lending Offices and Addresses for Notices
Schedule 1.1		Permitted Factoring Agreements on the Effective Date
Schedule 2.4		Existing Letters of Credit
Schedule 4.6	-	List of Plans
Schedule 4.9(c)	-	Ownership of Subsidiaries
Schedule 4.14	-	Labor Matters
Schedule 4.16	-	Deposit Accounts and Securities Accounts
Schedule 4.18	-	Insurance
Schedule 4.19	-	Real Property
Schedule 5.14	-	Post-Effectiveness Matters
Schedule 6.1	-	Existing Liens
Schedule 6.2(d)	-	Indebtedness of Foreign Subsidiaries on the Effective Date
Schedule 6.2(h)	-	Other Indebtedness Outstanding on the Effective Date
Schedule 6.4	-	Permitted Dispositions
Schedule 6.6	-	Existing Investments

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Revolving Credit Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Swing Loan Request
Exhibit E	-	Form of Letter of Credit Request
Exhibit F	-	Form of Notice of Conversion or Continuation
Exhibit G	-	Intercreditor Agreement
Exhibit H	-	Guaranty
Exhibit I	-	Security Agreement
Exhibit J-I	-	Form of Tranche A Borrowing Base Certificate
Exhibit J-II	-	Form of Tranche A-1 Borrowing Base Certificate
Exhibit K	-	Form of Deposit Account Control Agreement
Exhibit L	-	Form of Securities Account Control Agreement
Exhibit M	-	Pledge Agreement
Exhibit N	-	Form of Bailee’s Letter
Exhibit O	-	Form of Landlord Waiver
Exhibit P	-	Collateral Access Agreement
Exhibit Q	-	Reaffirmation Agreement

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